UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Proto Labs, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(763) 479-3680
Fax: (763) 479-2679
April 5, 2022
Dear Fellow Shareholder:
The Board of Directors of Proto Labs, Inc. cordially invites you to join our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) on Wednesday, May 18, 2022 at 8:30 a.m. Central Time. Our Annual Meeting will be a “virtual meeting” of shareholders, which will be conducted exclusively online via live webcast.
We will be using the “Notice and Access” method of furnishing proxy materials via the Internet to our shareholders. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 5, 2022, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.
It is important that your shares be represented at the Annual Meeting, whether or not you plan to participate. Please vote electronically via the Internet or, if you receive a paper copy of the proxy card by mail, you may vote by Internet or telephone or by returning your signed proxy card in the envelope provided. If you do participate in the Annual Meeting and desire to vote at that time, you may do so by following the procedures described in the Proxy Statement.
We hope that you will be able to participate in the Annual Meeting.
Very truly yours,

Archie C. Black
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2022

Proto Labs, Inc. will hold its 2022 Annual Meeting of Shareholders online via live webcast on Wednesday, May 18, 2022 at http://www.virtualshareholdermeeting.com/PRLB2022. The Annual Meeting will begin at 8:30 a.m. Central Time. The proxy materials were made available to you via the Internet or mailed to you beginning on or about April 5, 2022.

TIME AND DATE:	8:30 a.m. Central Time, on Wednesday, May 18, 2022
ITEM OF BUSINESS:	At the Annual Meeting, our shareholders will:
	1.	Elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

	2.	Vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

	3.	Vote on an advisory basis to approve the compensation of the officers disclosed in the accompanying Proxy Statement, which we refer to as a “say-on-pay” vote.

	4.	Act on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof.
RECOMMENDATION:	The board of directors recommends that shareholders vote FOR each of the following:

	1.	The director nominees named in the accompanying Proxy Statement.

	2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

	3.	The approval of the say-on-pay proposal.
Only shareholders of record at the close of business on March 23, 2022 may vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors

Jason Frankman Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to join the Annual Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2022.
Our Proxy Statement for the 2022 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

PROXY SUMMARY
This Proxy Summary provides general information about Proto Labs, Inc. (the “Company”) and highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please refer to the entire Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 before you vote. The Proxy Statement and accompanying materials were first provided to shareholders on or about April 5, 2022.
2021 HIGHLIGHTS
Like many companies, Protolabs faced internal and external disruptions to our business in 2021. Throughout the year, we worked to overcome these challenges, and we achieved our strategic goals to enable us to drive future growth. Despite the obstacles of the global pandemic and the resulting economic impacts over the past two years, our business strategy and market opportunity remain strong. 2021 was highlighted by two major accomplishments that transformed our business and position us for the future. First, we completed the largest acquisition in our history and joined forces with Hubs to expand our service capabilities with the intent of servicing more customer use cases. Second, we revamped our e-commerce experience and made significant enhancements to our internal systems architecture to improve our customer experience.
DIRECTOR NOMINEES
Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert Bodor	49	2021	No
Archie C. Black	60	2016	Yes
Sujeet Chand	64	2017	Yes
Moonhie Chin	64	2019	Yes
Rainer Gawlick	54	2008	Yes
Stacy Greiner	48	2021	Yes
Donald G. Krantz	67	2017	Yes
Sven A. Wehrwein	71	2011	Yes
Chairperson
Member

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SKILLS & EXPERIENCE

QUALIFICATIONS / ATTRIBUTES	Robert Bodor	Archie C. Black	Sujeet Chand	Moonhie Chin	Rainer Gawlick	Stacy Greiner	Donald G. Krantz	Sven A. Wehrwein
Finance: Well versed in finance with the ability to interpret financial results and what drives the company performance, obtain the most from its value drivers and foresee the likely outcomes from board decisions.	●	●	●		●	●		●
Operational: Experience with operational matters, including developing long-term operational strategies and leading organizations to meet Company objectives. Knowledge of multiple operational functions and principles. Proven ability to plan and manage operational process for maximum efficiency and productivity.	●	●	●	●	●	●	●	●
Industry Experience: IM, CNC, 3DP, & Sheet Metal: Relevant experience in the industry in which the Company operates.	●		●		●		●	
Public Company Leadership: Current or former executive of publicly-listed company.	●	●	●	●	●	●	●	●
Strategy and M&A: Experience with M&A activities; current or former executive role with responsibility to develop and execute corporate strategy.	●	●	●	●	●	●	●	●
Sales, Marketing, E-commerce: Current or former executive role with responsibilities for sales, marketing, e-commerce, or customer service.	●	●		●	●	●		
Technology, IT, Cybersecurity: Expertise or degree in area, covering digital technology, cyber security, digital marketing, social media, etc. Could be current or former executive role in the IT sector.	●	●	●	●	●		●	
Global Experience: Proven knowledge of the overseas markets in which the Company operates.	●	●	●	●	●	●	●	
Lean Manufacturing Expertise: Qualifications include current or former executive role in the manufacturing sector; expertise in sourcing, manufacturing, supply chain, infrastructure, logistics, product development, distribution and marketing.	●		●				●	
Risk Oversight: Risk oversight processes assess the nature and scope of risks applicable to the company, review appropriate controls to minimize risks, and monitor the controls to ensure their effectiveness.	●	●	●	●	●	●	●	●
Corporate Governance Expertise: Corporate governance oversight includes the rules, controls, policies, and processes that guide the company's operations and corporate behavior.	●	●	●	●	●			●
RACIAL/ETHNIC DIVERSITY								
Black/African American								
Asian			●	●				
Hispanic								
White	●	●			●	●	●	●
GENDER DIVERSITY								
Female				●		●		
Male	●	●	●		●		●	●
OTHER QUALIFICATIONS & TENURE								
Sitting CEO	●	●						
Number of other public company boards	0	1	2	1	1	0	0	2
Years on Board	1	6	4	2	13	0	5	10

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CORPORATE GOVERNANCE HIGHLIGHTS
•	Separate Board Chairperson and CEO
•	Risk oversight by full Board and Committees
•	Majority voting standard for uncontested director elections
•	Annual election of directors
•	By-laws provide for Proxy Access by shareholders
•	Annual advisory say-on-pay vote
CORPORATE RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS
Our corporate responsibility and sustainability practices are built on a foundation of shared fundamental values of teamwork, trust and achievement, and help us to deliver strong financial results that create value for our Company and our shareholders in a way that respects our communities and the environments in which we operate. The Company's three core values are embodied in everything we do.
•
Teamwork – We are dedicated to the idea that a diversity of minds is better than one. Through open communication, we strive to collaborate with and include all of our colleagues to maximize our creativity and to make our good ideas great. We respect each other’s opinions. We help colleagues who are struggling to improve, so our success is everyone’s success.

•
Trust – Our integrity is built on honest answers to our customers and colleagues. It is okay to make mistakes if we use them to learn. We navigate difficult situations with compassion. The success of our Company depends on the success of our people.

•
Achievement – Speed and innovation are the cornerstones of our success. We are committed to being a solution for getting things done quickly and sustainably and a catalyst for great ideas for our shareholders, customers, the environment and each other. We are responsible for our performance, our results and our future.

2022 ENVIRONMENTAL, SOCIAL AND GOVERNANCE RISK ASSESSMENT
In 2021, our Board of Directors, executives and leaders throughout the organization focused to identify our top environmental, social and governance (ESG) priorities for 2022 and beyond. In 2022, for each of our top priorities, we will focus to: (1) identify data, measures and metrics, (2) assess our current performance, (3) set both short- and long-term goals for each of our top priorities, and (4) begin to execute on our plans for each of these areas. The figure below shows the results of our ESG priority setting initiative in terms of both importance to shareholders and our Company’s success.

ENVIRONMENTAL
SOCIAL
GOVERNANCE
Important to Stakeholders
Ethics & Integrity
Ethics, Compliance & Transparency
Environmental Compliance
Employee health, wellbeing, and safety
Data security & privacy
Green house gas emissions / air pollution
Product quality & safety
Diversity & inclusion
Shareholder rights
Board oversight
Waste management / recycling
Regulatory management
Board diversity / independence
Risk & crisis management
Employee training & development
Supply chain sustainability / environmentally responsible sourcing
Local community impact & investments
Supply chain social responsibility (human rights in supply chain)
Volunteering & Philanthropy
Energy use
Anti-corruption and bribery
Executive pay
Economic inequality
Water use
Global access to manufacturing
TIER 3
TIER 2
TIER 1
Important to PRLB Business Success

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Health, Safety and Wellness
We strive to continuously improve our employees’ health, safety and wellness. Our “I Am” safety program teaches that safety is the responsibility of every individual in our organization. We believe this program is the basis for our excellent safety compliance record. We believe that our employees are our most valuable asset, and their safety and health is among our top priorities.
In addition to concentrating on employee safety in the workplace, we also focus on the overall wellbeing of our employees. We continue to invest in a variety of employee health and wellness programs, including gym membership discounts, on-site yoga classes at certain facilities, wellness newsletters and learning sessions, and providing various Employee Assistance Programs.
In response to the COVID-19 pandemic, we are closely monitoring infection rates to ensure appropriate safety measures are in place for the well-being of our employees, customers, and suppliers. Our goal is to minimize the spread of illness, while ensuring we can deliver on our customers' expectations. In accordance with the guidance provided by both the World Health Organization and the U.S. Centers for Disease Control and Prevention, we established safety measures, including social distancing and work-from-home guidelines for positions that can be performed remotely. In addition, we increased our focus on employee mental health during the pandemic by providing employees with mental health resources and enhanced Employee Assistance Programs.
Environmental Initiatives
We are committed to having a positive impact on the environment. In 2021, we were awarded a Manufacturing Leadership Award from the National Association of Manufacturers (NAM) in the Sustainability Leadership category. This category recognizes companies embracing manufacturing processes that are non-polluting, conserve energy and natural resources, and are economically sound and safe for employees, communities, and consumers. In 2020, we installed nearly 1,900 solar panels on the roof of our facility in Plymouth, MN, one of our larger manufacturing facilities. The solar array will cover 20 percent of our future energy use and will offset the equivalent of 1.3 million pounds of CO2 and preserve 775 acres of forest annually.
We strive to maximize recycling in both our manufacturing and office facilities. In our manufacturing facilities, we recycle metal, plastic and water used throughout the manufacturing processes. Finally, the Green Team, an employee-led organization, educates our employees on how they can positively impact the environment, both at work and at home.
Education
We firmly believe that investing in the education of our employees is critical to our success. Our employees are provided access to a robust learning management system that offers hundreds of courses on various topics ranging from compliance to leadership and for job-specific skills. In 2021, excluding Hubs, employees spent an average of 14 hours per employee in training sessions. We provide an Educational Assistance Program for employees, which offers financial assistance for both professional and personal development to inspire employees to continuously enhance their skills and knowledge. We have a customized leadership development program designed for current and aspiring managers in search of developing their leadership skills. The program provides training on topics that are aligned with our Leadership Principles and our Core Values.
In order to ensure our industry remains robust, we are committed to supporting Science, Technology, Engineering and Mathematics (STEM) programs in the cities where we have facilities. Through the Protolabs Foundation, we provide STEM education grants to eligible organizations. In addition, we partner with schools, colleges and universities to provide various outreach opportunities and sponsorships.
Diversity, Equity and Inclusion
At Protolabs, diversity, equity and inclusion matters. We are committed to nurturing a culture where we celebrate diversity, equity and inclusivity as a way of life. Our diversity and inclusion efforts start at the top with our board regularly reviewing initiatives. Our Diversity, Equity and Inclusion (DEI) Leadership Council was established to promote honest conversations, influence best practices and educate our employees. Our DEI Leadership Council members are employee representatives chosen from various functions and locations to work directly with our leadership team to drive change in our work environment. In 2021, leaders throughout the Company were required to complete Unconscious Bias training to teach leaders to be aware of biases and how they impact decisions that are made. As we continue to grow, we will continue to emphasize employee safety and having an inclusive work environment as top priorities. Our goal is to build diverse teams throughout
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the global organization and be a role model for the communities where we work and live. Uniqueness defines us as a company, from our custom products to our employees. Our pledge is to promote a global culture that invites, recognizes and embraces each individuals contributions to make a stronger “US”.
Charitable Giving
We pride ourselves in being a responsible corporate citizen through our Protolabs Foundation. We support several charitable causes with our Employee Matching, Cool Ideas, and Major Gifts Programs. The Foundation’s efforts serve as a sustaining investment in the future of the communities where our employees live and work, and also a commitment to build talent to support the future employment needs of the manufacturing industry. ProtoGivers, our employee led community involvement team, organizes a wide variety of charitable activities, including blood drives, working for Habitat for Humanity projects, volunteering for Feed My Starving Children, and making financial contributions to charitable causes, many of which are matched through the Protolabs Foundation Employee Giving Program. Our financial support and our community outreach programs are intended to improve the quality of life in the communities where we have facilities.
OUR COMPENSATION APPROACH
We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our Company in a dynamic and changing business environment, and that a competitive executive compensation program is essential to that effort. We believe that our executive compensation program should support our short- and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.
Consistent with this philosophy, and past practice, the majority of our named executive officers’ 2021 summary annual compensation is performance-based.

AGENDA ITEMS AND BOARD RECOMMENDATIONS
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Each of the below proposals are described in more detail in this Proxy Statement:
	Proposal	Board's Voting Recommendation
1.	Election of the eight director nominees named in this Proxy Statement to serve for one-year terms.	For
2.	Ratification of the selection of Ernst & Young LLP as our independent accounting firm for fiscal 2022.	For
3.	Advisory vote to approve the executive officer compensation disclosed in this Proxy Statement (“say-on-pay”)	For
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PROXY STATEMENT
The board of directors of Proto Labs, Inc. is soliciting proxies for use at the Annual Meeting to be held on May 18, 2022, and at any adjournment or postponement of the meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:	Who can vote?
A:
You can vote if you were a shareholder at the close of business on the record date of March 23, 2022     (the “Record Date”). There were a total of 27,488,413 shares of our common stock outstanding on the Record Date. The Notice of Internet Availability of Proxy Materials (the “Notice”), notice of annual meeting, this Proxy Statement and accompanying proxy card and the Annual Report on Form 10-K for 2021 were first mailed or made available to you beginning on or about April 5, 2022. This Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?
A:
This year, the 2022 Annual Meeting will once again be conducted exclusively virtually via live webcast at www.virtualshareholdermeeting.com/PRLB2022 (the “Annual Meeting Website”). All shareholders, regardless of size, resources or physical location, eligible to attend the Annual Meeting will be able to participate via webcast and will be able to communicate with us and ask questions before and during the Annual Meeting. All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

Q:	What am I voting on?
A:	You are voting on:
•	Election of eight nominees as directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.
•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.
•	Approval on an advisory basis of the compensation of our officers disclosed in this Proxy Statement, which we refer to as a “say-on-pay” vote.
Q:	How does the board of directors recommend I vote on the proposals?
A:	The board is soliciting your proxy and recommends you vote:
•	FOR each of the director nominees;
•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022; and
•	FOR the say-on-pay proposal.
Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
A:
“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”)permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for 2021, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice instructs as to how you may access and review all of the proxy materials on the Internet.

The Notice also instructs as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.
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Q:	How many shares must be voted to approve each proposal?
A:
Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 27,488,413 shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required. Generally, directors are elected by a majority of the votes cast with respect to the director, meaning that the votes cast “for” a director must exceed the votes cast “against” the director. However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes present in person or by proxy at the meeting. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The proposal to ratify the selection of our independent registered public accounting firm must be approved by the affirmative vote of the greater of (a) the holders of a majority of the shares of our common stock present online or by proxy at the Annual Meeting and entitled to vote or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum. For the advisory say-on-pay vote, there is no minimum approval necessary since it is advisory. However, if the advisory say-on-pay resolution in this Proxy Statement receives more votes “for” than “against,” then it will be deemed to be approved. The say-on-pay vote is advisory and is not binding on the board of directors.
Q:	What is the effect of broker non-votes and abstentions?
A:
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the Annual Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting, other than the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, approval of the advisory say-on-pay resolution, or any other item properly presented at the Annual Meeting or any adjournments or postponements thereof.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have no effect on the voting for the election of directors or approval of the advisory say-on-pay resolution. Abstentions will have the same effect as voting against the proposal to ratify the selection of our independent registered public accounting firm and any other item properly presented at the Annual Meeting or any adjournments or postponements thereof.
Q:	How will the proxies vote on any other business brought up at the Annual Meeting?
A:
By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?
A:	If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:
•
Internet. You may vote by going to the web address www.proxyvote.com 24-hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 17, 2022 and following the instructions for Internet voting shown on your proxy card.

•
Telephone. If you requested printed proxy materials and you received a paper copy of the proxy card, you may vote by dialing 1-800-690-6903 24-hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 17, 2022 and following the instructions for telephone voting shown on your proxy card.

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•
Mail. If you requested printed proxy materials and you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

•	Virtually at the Annual Meeting Website. If you are a shareholder whose shares are registered in your name, you may vote virtually via live webcast at www.virtualshareholdermeeting.com/PRLB2022.
If your shares are held on account at a brokerage firm, bank or similar organization, you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that instructs how to access our proxy materials on the Internet and vote your shares via the Internet. It also instructs how to request a paper copy of our proxy materials.
Proxies that are voted via the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified.
Q:	Can I vote my shares by filling out and returning the Notice?
A:
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by voting at the Annual Meeting.

Q:	Can I revoke or change my vote?
A:	You can revoke your proxy at any time before it is voted at the Annual Meeting by:
•
submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern Time on May 17, 2022 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

•	completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Annual Meeting; or
•	participating in the virtual Annual Meeting and revoking the proxy by voting those shares when joining the meeting.
Joining the Annual Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares virtually at the Annual Meeting, you should revoke your prior proxy in the same way you initially submitted it—that is, by Internet, telephone or mail.
Q:	Who will count the votes?
A:
Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes. Daniel Schumacher, our Interim Chief Financial Officer, will act as inspector of election for the Annual Meeting.

Q:	Is my vote confidential?
A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:
•	To allow Broadridge Financial Solutions, Inc. to tabulate the vote;
•	To allow Daniel Schumacher to certify the results of the vote; and
•	To meet applicable legal requirements.
Q:	What shares are included on my proxy?
A:	Your proxy will represent all shares registered to your account in the same social security number and address.
Q:	What happens if I don’t vote shares that I own?
A:
For shares registered in your name. If you do not vote shares that are registered in your name by voting online at the Annual Meeting or by proxy through the Internet, telephone or mail, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome
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of the vote on that matter at the Annual Meeting. See “What is the effect of broker non-votes and abstentions?” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.
Q:	What if I do not specify how I want my shares voted?
A:
If you are a registered shareholder and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR each of the director nominees;
•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022; and
•	FOR the say-on-pay proposal.
If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I revoke or change my vote?”
If you hold shares through a broker, please see above under “What happens if I don’t vote shares that I own?”
Q:	What does it mean if I get more than one Notice or proxy card?
A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.
Q:	How many votes can I cast?
A:	You are entitled to one vote per share on all matters presented at the Annual Meeting or any adjournment or postponement thereof. There is no cumulative voting.
Q:	When are shareholder proposals and nominees due for the 2023 Annual Meeting of Shareholders?
A:
If you want to submit a shareholder proposal or nominee for the 2023 Annual Meeting of Shareholders, you must submit the proposal in writing to our Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359, so it is received by the relevant dates set forth below under “Submission of Shareholder Proposals and Nominations.”

Q:	What is “householding”?
A:
We may send a single Notice, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice is being householded and you wish to receive multiple copies of the Notice, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact:

Broadridge Financial Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
1-800-542-1061
Broadridge will deliver the requested documents to you promptly upon receipt of your request.
Q:	How is this proxy solicitation being conducted?
A:
We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. We may solicit proxies in person, via the Internet, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

  | 9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 23, 2022 regarding the beneficial ownership of our common stock by:
•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;
•	each of our named executive officers named in the Summary Compensation Table below;
•	each of our directors and each director nominee; and
•	all of the executive officers, directors and director nominees as a group.
The percentage of beneficial ownership is based on 27,488,413 shares of common stock outstanding as of March 23, 2022. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.
Name and Address of Beneficial Owner	Beneficial Ownership on March 23, 2022
Greater than 5% shareholders:	Number	Percent
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	4,966,091 (1)	18.1%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	2,973,780 (2)	10.8%

Disciplined Growth Investors, Inc.
150 South Fifth Street, Suite 2550
Minneapolis, MN 55402	1,791,993(3)	6.5%

Brown Capital Management, LLC
1201 N. Calvert Street
Baltimore, MD 21202	1,739,629(4)	6.3%

Directors and named executive officers:
Archie C. Black	9,829 (5)	*
Sujeet Chand	8,264 (6)	*
Moonhie Chin	3,707 (7)	*
Rainer Gawlick	29,834(8)	*
John B. Goodman	14,106 (9)	*
Stacy Greiner	3,255(10)	*
Donald Krantz	8,264(11)	*
Sven A. Wehrwein	21,961(12)	*
Robert Bodor	39,072(13)	*
Daniel Schumacher	3,565 (14)	*
Arthur R. Baker III	34,722(15)	*
Michael R. Kenison	9,248(16)	*
Bjoern Klaas	7,707(17)	*
Victoria M. Holt	73,186(18)	*
John A. Way	20,184	*
All directors and executive officers as a group (15 persons)	286,904(19)	*
*	Represents beneficial ownership of less than one percent
(1)
Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2022. BlackRock has sole voting power over 4,849,911 shares of our common stock and sole dispositive power over 4,966,091 shares of our common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC by Vanguard Group Inc. (“Vanguard”) on March 9, 2022. Vanguard has shared voting power over 27,417 shares of our common stock, sole dispositive power over 2,921,240 shares of our common stock and shared dispositive power over 52,540 shares of our common stock.

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(3)
Information is based on a Schedule 13G/A filed with the SEC by Disciplined Growth Investors, Inc. (“DGI”) on February 14, 2022. DGI has sole voting power over 1,511,778 shares of our common stock and sole dispositive power over 1,791,993 shares of our common stock.

(4)
Information is based on a Schedule 13G/A filed with the SEC by Brown Capital Management, LLC (“Brown”) on February 14, 2022. Brown has sole voting power over 1,122,878 shares of our common stock and sole dispositive power over 1,739,629 shares of our common stock.

(5)	Includes 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.
(6)	Includes 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.
(7)	Includes 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.
(8)
Includes 4,055 shares that Dr. Gawlick has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.

(9)	Includes 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.
(10)	Includes 767 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.
(11)	Includes 1,520 shares of restricted stock units that vest on May 18, 2022.
(12)
Includes 6,055 shares that Mr. Wehrwein has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options and 1,520 shares of deferred stock units that vest on May 18, 2022 and will be settled after separation from service on the board of directors.

(13)	Includes 25,132 shares that Dr. Bodor has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(14)
Includes 1,169 shares of restricted stock units that vest on May 20, 2022 and 1,536 shares that Mr. Schumacher has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(15)	Includes 10,959 shares that Mr. Baker has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(16)
Includes 2,511 shares of restricted stock units that vest on May 20, 2022 and 3,304 shares that Mr. Kenison has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(17)	Includes 3,280 shares that Mr. Klaas has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(18)	Includes 26,654 shares that Ms. Holt has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.
(19)
Includes 80,975 shares held by our executive officers and directors, in the aggregate, that can be acquired from us within 60 days of the date of the table pursuant to the exercise of stock options, 9,887 shares of deferred stock units, in the aggregate, that vest on May 18, 2022 and will be settled after separation from service on the board of directors, 1,520 shares of restricted stock units that vest on May 18, 2022 and 3,680 shares of restricted stock units that vest on May 20, 2022.

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CORPORATE GOVERNANCE
Board Leadership Structure
Archie Black leads our board of directors in his role as Chairman. Our board of directors believes that its leadership structure is appropriate for our Company in light of the importance of maintaining independent board leadership and engagement.
As Chairman, Mr. Black:
•	presides at all meetings of the board of directors, including executive sessions of the independent directors;
•	conducts the annual performance review of the Chief Executive Officer, with input from the other independent directors;
•	sets the board agenda and frequency of meetings, in consultation with the committee chairs as applicable; and
•	has the authority to convene meetings of the independent directors at every meeting.
Risk Oversight
Our management is responsible for defining the various risks facing our Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board’s responsibility is to monitor our risk management processes by using board meetings, management presentations and other opportunities to educate itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing our various risks. The full board is responsible for monitoring management’s responsibility in the area of risk oversight. In addition, the audit committee and compensation committee have risk oversight responsibilities in their respective areas of focus, on which they report to the full board. Management reports from time to time to the full board, audit committee and compensation committee on risk management. The board focuses on the material risks facing our Company, including operational, credit, liquidity, legal and cybersecurity risks, to assess whether management has reasonable controls in place to address these risks.
Nominating Process and Board Diversity
In consultation with other members of the board of directors, the nominating and governance committee is responsible for identifying individuals who it considers qualified to become board members. The nominating and governance committee will screen potential director candidates, including those recommended by shareholders, and recommend to the board of directors suitable nominees for the election to the board of directors. The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for directors. The nominating and governance committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and governance committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.
In considering whether to recommend an individual for election to the board, the nominating and governance committee considers, as required by the corporate governance guidelines and its charter, the board’s overall balance of diversity of perspectives, backgrounds, and experiences, although it does not have a formal policy regarding the consideration of diversity of board members. The nominating and governance committee views diversity expansively and considers, among other things, breadth and depth of relevant business and board skills and experiences, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive board, such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other board members, the willingness of the candidate to devote sufficient time to board duties, and likelihood that he or she will be willing and able to serve on the board for an extended period of time.
The nominating and governance committee will consider a recommendation by a shareholder of a candidate for election as a Proto Labs director. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the board may do so by submitting a written recommendation to our Secretary. Recommendations must be received by the Secretary within the timelines specified in our by-laws to be considered by the nominating and governance committee for possible
12 |

nomination at our Annual Meeting of Shareholders the following year. Our by-laws provide that such notice should be received no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. All recommendations must contain the information required in our by-laws and corporate governance guidelines, including, among other things, the identification of the nominee, a written consent by the recommended individual to agree to be named in our proxy statement and to serve as director if elected, and the name and address of the shareholder submitting the nomination. Shareholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 2.17 of our by-laws. Recommendations must be received by the Secretary within the timeframes noted under “Submission of Shareholder Proposals and Nominations.”
Proxy Access
Our by-laws include a “proxy access” provision for director nominations under which eligible shareholders may nominate candidates for election to our board and inclusion in our proxy statement. The “proxy access” provision permits an eligible shareholder, or an eligible group of up to 20 shareholders, owning continuously for at least three years shares of our Company representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors, to nominate and include in our annual meeting proxy materials director nominees not to exceed the greater of (i) two or (ii) 25 percent of the number of directors then serving on our board, or, if such amount is not a whole number, the closest whole number below 25 percent, but not less than two. Such nominations are subject to certain eligibility, procedural, and disclosure requirements set forth in section 2.17 of our by-laws, including the requirement that our Company must receive notice of such nominations not less than 120 calendar days prior to the anniversary date of the prior year’s annual proxy materials mailing, except as otherwise provided in section 2.17 of our by-laws.
Director Independence
Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that, with the exception of Dr. Robert Bodor, our current Chief Executive Officer, all of the directors and director nominees are “independent directors” as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.
Code of Ethics and Business Conduct
We have adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, which is posted on our website at www.protolabs.com under the investor relations section. Annually, our employees are required to complete code of conduct and business ethics training. We plan to post to our website at the address described above any future amendments or waivers to our code of ethics and business conduct.
Communications with the Board and Corporate Governance Guidelines
Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the board of directors. Any shareholder or other interested party who desires to communicate with the board, individually or as a group, may do so by writing to the intended member or members of the board, c/o Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359. A copy of our Corporate Governance Guidelines is available at www.protolabs.com under the investor relations section.
All communications received in accordance with these procedures will initially be received and processed by the office of our Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board or one or more of its committees and whether any response to the person sending the communication is appropriate.
Board Meetings
During 2021, the full board of directors met four times in person and held six meetings via videoconference. Six of the meetings were preceded and/or followed by an executive session of the independent directors, chaired by Mr. Black or the acting chair of the meeting. Each of our then-serving directors attended at least 75% percent of the meetings of the board and any committee on which they served in 2021. We do not maintain a formal policy regarding the board’s attendance at annual shareholder meetings; however, board members are expected to regularly attend all board meetings and meetings of the committees on which they serve and are encouraged to make every effort to attend the Annual Meeting of Shareholders. All of our then-serving directors attended the 2021 Annual Meeting of Shareholders.
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Committees of the Board
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charters of these committees are posted on our website at www.protolabs.com under the investor relations section.
The current composition and responsibilities of each committee, as well as the number of times it met during 2021, are described below.
Audit Committee	Compensation Committee	Nominating and Governance Committee
Sven A. Wehrwein (chair)	Rainer Gawlick (chair)	Sujeet Chand (chair)
Rainer Gawlick	Moonhie Chin	Archie C. Black
John B. Goodman	John B. Goodman	Sven A. Wehrwein
Effective May 18, 2022, the composition of each committee will be as follows:
Audit Committee	Compensation Committee	Nominating and Governance Committee
Sven A. Wehrwein (chair)	Rainer Gawlick (chair)	Sujeet Chand (chair)
Rainer Gawlick	Moonhie Chin	Archie C. Black
Stacy Greiner	Donald G. Krantz	Sven A. Wehrwein
Audit Committee
Among other matters, our audit committee:
•
oversees management’s processes for ensuring the quality and integrity of our consolidated financial statements, our accounting and financial reporting processes, and other financial information provided by us to any governmental body or to the public;

•	evaluates the qualifications, independence and performance of our independent auditor and internal audit function;
•	oversees the resolution of any disagreements between management and the auditors regarding financial reporting;
•	oversees our investment and cash management policies; and
•	supervises management’s processes for ensuring our compliance with legal, ethical and regulatory requirements as set forth in policies established by our board of directors.
Each of the members of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Sven A. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. The audit committee met seven times in 2021.
Nominating and Governance Committee
Among other matters, our nominating and governance committee:
•	identifies qualified individuals to become board members, consistent with criteria approved by the board;
•	selects director nominees for the next Annual Meeting of Shareholders;
•	determines the composition of the board’s committees and evaluates and enhances the effectiveness of the board and individual directors and officers;
•	develops and implements the corporate governance guidelines for our Company; and
•	ensures that succession planning takes place for critical senior management positions.
Each member of our nominating and governance committee satisfies the NYSE independence standards. The nominating and governance committee met six times in 2021.
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Compensation Committee
Among other matters, our compensation committee:
•	reviews and approves compensation programs, awards and employment arrangements for executive officers;
•	administers compensation plans for employees;
•	reviews our programs and practices relating to leadership development and continuity; and
•	determines the compensation of non-employee directors.
In addition, the compensation committee has the authority to select, retain and compensate compensation consulting firms and other experts as it deems necessary to carry out its responsibilities.
Each member of our compensation committee satisfies the NYSE independence standards and is a “non-employee director” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934. The compensation committee met eight times in 2021.
Certain Relationships and Related Party Transactions
Since the beginning of 2021, we have engaged in the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities or their affiliates or immediate family members:
Atricure, Inc.
During the year ended December 31, 2021, we recognized revenue from our customer Atricure, Inc. (“Atricure”) in the approximate amount of $155,000. Our sales to Atricure were made on terms consistent with the terms we provide to our other customers. Mr. Wehrwein is a director, chair of our audit committee and member of our nominating and governance committee and director of Atricure. This arrangement did not exceed the NYSE’s threshold of 2% of Atricure’s consolidated gross revenues.
Rockwell Automation
During the year ended December 31, 2021, we recognized revenue from our customer Rockwell Automation (“Rockwell”) in the approximate amount of $140,000. Our sales to Rockwell were made on terms consistent with the terms we provide to our other customers. Mr. Chand is a director and chair of our nominating and governance committee and Senior Vice President and Chief Technology Officer of Rockwell. This arrangement did not exceed the NYSE’s threshold of 2% of Rockwell’s consolidated gross revenues.
Related Person Transaction Approval Policy
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve any proposed related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to us, (2) whether the transaction is material to us, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to us and our shareholders and the terms of the transaction are fair to us. No related person transaction will be consummated without the approval or ratification of our audit committee. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related party transactions exempt from our policy include payment of compensation by us to a related person for the related person’s service to us as an employee, director or executive officer, transactions available to all of our employees and shareholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $120,000 or less in a year.
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PROPOSAL 1—ELECTION OF DIRECTORS
General Information
Eight directors will be elected at the Annual Meeting. Upon the recommendation of the nominating and governance committee, the board of directors has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next Annual Meeting of Shareholders or until a successor is duly elected. There are no family relationships between any director and any executive officer. Each nominee listed below is currently a director of Proto Labs and, with the exception of Ms. Greiner who joined the Board in November 2021, has been duly elected by shareholders.
Nominees
The names of the nominees and other information are set forth below:
Robert Bodor – Age 49 Director since 2021
Dr. Bodor has served as our President and Chief Executive Officer since March 2021. Dr. Bodor previously served as our Vice President and General Manager – Americas from January 2015 to March 2021. From July 2013 to January 2015, Dr. Bodor served as our Chief Technology Officer. From December 2012 to June 2013, Dr. Bodor served as our Director of Business Development. Prior to joining Proto Labs, from January 2011 to December 2012, Dr. Bodor held several roles at Honeywell, most recently leading SaaS business offerings for Honeywell’s Life Safety Division.

Skills and Qualifications
Dr. Bodor’s extensive leadership and operating experience provides important perspective to our board of directors. Dr. Bodor brings extensive knowledge in business and product development. As Chief Executive Officer, Dr. Bodor is also responsible for determining our strategy, articulating priorities and managing our continued growth.

Archie C. Black – Age 60 Director since 2016 Committees Nominating and Governance
Mr. Black has served as a director of our Company since March 2016 and Chairman of the board since May 2020. Mr. Black also serves on the Nominating and Governance committee. Since 2001, Mr. Black has served as the Chief Executive Officer of SPS Commerce, Inc., a provider of cloud-based supply chain management solutions, where he also serves as a director. Prior to joining SPS Commerce, Inc., Mr. Black was a Senior Vice President and Chief Financial Officer at Investment Advisors, Inc. Prior to his time at Investment Advisors, Inc., Mr. Black spent three years at PricewaterhouseCoopers.

Skills and Qualifications
Mr. Black contributes to our board’s extensive management, financial, and operational experience. During his time as President and Chief Executive Officer at SPS Commerce, Inc., Mr. Black led the transformation of a tech-driven startup company into a global business and developed a deep knowledge of the requirements involved with being a public company.

Other Current U.S. Public Company Board Memberships:
SPS Commerce, Inc.

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Sujeet Chand – Age 64 Director since 2017 Committees Nominating & Governance (Chair)
Dr. Chand was the Senior Vice President and Chief Technology Officer at Rockwell Automation, Inc. from 2005 until his retirement in 2021. Prior to taking on that role, Mr. Chand served in various leadership positions at Rockwell. Mr. Chand has sat on multiple government, industry, and higher education advisory boards, and has long had significant interaction with the board of directors of Rockwell. Mr. Chand earned a Doctor of Philosophy degree in electrical and computer engineering and a master's degree in electrical engineering from the University of Florida.

Skills and Qualifications
Mr. Chand’s qualifications to serve on our board of directors include, among other skills and qualifications, his deep technical expertise and industry knowledge, particularly his experience at Rockwell. Mr. Chand brings a highly effective balance of strategic insight and technical engineering skills, as well as a unique perspective on technology, innovation and customer needs. He has previously served on the boards of the National Institute for Standards and Technology (NIST), National Electrical Manufacturers Association (NEMA), FIRST Robotics, Wisconsin Technology Council, University of Wisconsin Foundation, and Robert W. Baird Venture Partners. He has also represented the U.S. as the head of a delegation to Intelligent Manufacturing Systems, a worldwide consortium on manufacturing technology.

Other Current U.S. Public Company Board Memberships:
Flowserve Corporation
Veeco Instruments, Inc.

Moonhie Chin – Age 64 Director since 2019 Committees Compensation
Ms. Chin was employed at Autodesk from 1989 to 2019 and held multiple leadership positions, including most recently, Senior Vice President of Digital Platform and Experience. Autodesk is a global leader in design, construction, and entertainment software with more than 200 million customers. Her expertise extends to general management, business model transformation from perpetual license to subscription, digital platforms, extracting business insights from advanced analytics, global multi-channel models, global customer support and operations, strategic planning, and corporate governance. Prior to joining Autodesk, she worked for the General Electric Company which she joined after earning her B.S. from the Columbia University School of Engineering and Applied Sciences.

Skills and Qualifications
Ms. Chin has an exceptional track record of unifying organizations around a mission, incubating and driving new initiatives to optimize business efficiencies and applying intellectual rigor to solve complex challenges. She is a recognized mentor to emerging leaders, especially women in technology, and is engaged in leadership opportunities that promote a culture of excellence, positive team dynamics, and personal and professional development.

Other Current U.S. Public Company Board Memberships:
FARO Technologies, Inc.

  | 17

Rainer Gawlick – Age 54 Director since 2008 Committees Audit Compensation (Chair)
Dr. Gawlick serves on the boards of Chyronhego, Sectigo, Cloudsense, SingleDigits, Oktopost, PhotoShelter and Progress, a publicly traded company, where he is also a member of the audit committee and the strategy committee. Previously, from July 2015 to October 2016, Dr. Gawlick was President of Perfecto Mobile, Ltd., a leader in mobile testing. Prior to that he was with IntraLinks, Inc., a computer software company providing virtual data rooms and other content management services, where he served as Executive Vice President of Global Sales. From August 2008 to April 2012, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd, a computer security company providing endpoint, network and data protection software. From April 2005 to August 2008, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He also has held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company.

Skills and Qualifications
Dr. Gawlick has extensive sales, marketing and product-management experience in the technology industry. Dr. Gawlick offers expertise in building brand awareness, managing marketing and sales on a global scale and developing growth strategies, which enables him to counsel our Company on our on-going growth initiatives. In addition, Dr. Gawlick has extensive business experience in Japan and Europe, which are our key international markets.

Other Current U.S. Public Company Board Memberships:
Progress

Stacy Greiner – Age 48 Director since 2021
Ms. Greiner is the General Manager of the Sales & Marketing Solutions business for Dun & Bradstreet, a global provider of business decisioning data and analytics. In this role, Ms. Greiner is responsible for the growth and profitability of the company’s solutions for its Sales & Marketing customers. Before this role, she served as the global Chief Marketing Officer for Dun & Bradstreet. Prior to Dun & Bradstreet, Ms. Greiner was Chief Marketing Officer at DMI, a global digital services firm where she transformed Marketing into a modern growth engine enabling the company’s rapid expansion. Previously, Ms. Greiner held executive roles at Cisco, DXC and IBM. She led Marketing for Cisco System’s Software Platforms Group, building its new business in edge analytics. She also served as the first CMO for DXC’s Big Data and Analytics division, shaping and launching this new Service Line. Before DXC, Ms. Greiner was an executive at IBM, most recently leading product marketing for IBM’s Business Analytics division. Her early career was as a software developer and product manager starting with Accenture’s Center for Strategic Technology in Silicon Valley and several Silicon Valley start-ups. Ms. Greiner holds an MBA from the MIT Sloan School of Management and a BS in Aerospace Engineering from Iowa State University.

Skills and Qualifications
Ms. Greiner has spent over two decades helping organizations around the world use emerging technologies, data and analytics to better serve their customers, create new business models, and transform their operations.

18 |

Donald G. Krantz – Age 67 Director since 2017
Dr. Krantz is currently an associate at Digi Labs, a Wayzata-based technology incubator. He serves on the advisory board for Activated Research Company, a maker of catalysis-based instruments. Dr. Krantz served as our Executive Vice President and Technology Officer from January 2015 until his retirement in June 2016. From January 2007 to January 2015, Dr. Krantz served as our Chief Operating Officer. From November 2005 to January 2007, Dr. Krantz served as our Vice President of Development. Prior to joining our Company, Dr. Krantz served in various roles at MTS Systems, Inc., a builder of custom precision testing and advanced manufacturing systems, including as a business unit Vice President, Vice President of Engineering, and most recently, Chief Technology Officer. Dr. Krantz was an Engineering Fellow at Alliant Techsystems and Honeywell, Inc., and was named the 2005 Distinguished Alumnus of the Department of Computer Science and Engineering at the University of Minnesota. In 2016, he was named a “Titan of Technology” by the Minneapolis/St. Paul Business Journal.

Skills and Qualifications
Dr. Krantz's knowledge of and experience in leadership positions within multiple departments of our Company, as well as his education and experience, enable him to provide guidance and counsel on strategy, relationships, general business matters and risk management.

Sven A. Wehrwein – Age 71 Director since 2011 Committees Audit (Chair) Nominating & Governance
Mr. Wehrwein served as Chairman of the board from May 2017 to May 2020. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his over 35 years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging growth companies, chief financial officer, and audit committee chair. In addition to his current public company memberships, Mr. Wehrwein has also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, on the board of Cogentix Medical, Inc. from 2006 to 2016, and on the board of Image Sensing Systems, Inc. from 2006 to 2012.

Skills and Qualifications
Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Other Current U.S. Public Company Board Memberships:
Atricure, Inc.
SPS Commerce, Inc.

  | 19

Voting Information and Board Voting Recommendation
As set forth in our Third Amended and Restated Articles of Incorporation, as amended, each director shall be elected by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date we first mail our notice for such meeting to the shareholders) exceeds the number of directors to be elected. A majority of the votes cast means that the votes cast “for” a director nominee must exceed the votes that are voted “against” that director.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.
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COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
The compensation provided to our named executive officers for 2021 is set forth in detail in the Summary
Compensation Table and the other tables, accompanying footnotes and narrative that follow in this section. This Compensation Discussion and Analysis explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2021 affecting the compensation of our named executive officers. Throughout this section, we refer to the following individuals as our “named executive officers”:
•	Robert Bodor, our President and Chief Executive Officer, or CEO, effective March 1, 2021 (former Vice President/General Manager – Americas);
•	Daniel Schumacher, Interim Chief Financial Officer, or CFO, effective December 1, 2021 (former Vice President of Investor Relations and Financial Planning and Analysis);
•	Arthur R. Baker III, our Chief Technology Officer;
•	Mike Kenison, our Vice President/General Manager – Americas, effective July 1, 2021;
•	Bjoern Klaas, our Vice President/General Manager and Managing Director – Europe, Middle East and Africa;
•	Victoria M. Holt, our former President and CEO (retired effective February 28, 2021)(1) ; and
•	John A. Way, our former Chief Financial Officer and Executive Vice President of Development, resigned effective November 30, 2021.
(1)	Ms. Holt continued transition service with the Company through February 28, 2022 pursuant to a consulting agreement.
Executive Summary
This section provides an overview of our performance, key decisions and actions made by our compensation committee during the course of the year, a summary of the governance features of our executive compensation program, and a history of our say-on-pay results.
Summary of Proto Labs’ Performance
Like many companies, Protolabs faced internal and external disruptions to our business in 2021. Throughout the year, we worked to overcome these challenges, and we achieved our strategic goals to enable us to drive future growth. Despite the obstacles of the global pandemic and the resulting economic impacts over the past two years, our business strategy and market opportunity remain strong. 2021 was highlighted by two major accomplishments that transformed our business and position us for the future. First, we completed the largest acquisition in our history and joined forces with Hubs to expand our service capabilities with the intent of servicing more customer use cases. Second, we revamped our e-commerce experience and made significant enhancements to our internal systems architecture to improve our customer experience.
Revenue	Profitability	Cash Generation
$488.1m Revenue increased to $488.1 million in 2021 compared with $434.4 million in 2020.	$1.21 Diluted earnings per share was $1.21 in 2021 as compared to $1.89 in 2020.	$55.2m Cash generated from operations during the year totaled $55.2 million as compared to $107.0 million in 2020.
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Shareholder Value Creation
Although our total shareholder return (TSR) was not as strong as peers at the end of 2021, it has been historically very strong, exceeding that of the peer group, the S&P 500 and the Russell 2000 Growth Index from our IPO through 2020. While our shareholder value has declined in 2021 relative to these measures, our board of directors and senior management team believe this is temporary and are strongly committed to our Company’s long-term sustainable growth.

The information above reflects the period of time ending December 31, 2021, and the “Peer Group” reflected in the chart represents the current compensation peer group developed by Pearl Meyer in 2021. The group includes the following companies: 3D Systems Corporation, Badger Meter, Inc., Cerence Inc., Enerpac Tool Group Corporation, ESCO Technologies, Inc., FARO Technologies, Inc., Helios Technologies Inc., Novanta Inc., Power Integrations, Inc., Raven Industries, Inc., RBC Bearings Incorporated, Semtech Corporation, SPS Commerce, Inc., Universal Display Corp, and Vicor Corp. The Peer Group reflected in the chart above is different from the peer group referenced below, which takes into account certain changes based on the recommendation of our independent compensation consultant, Pearl Meyer, in 2021. See the “Peer Group” section of this Compensation Discussion & Analysis for further details on the peer group developed by Pearl Meyer and the changes made in 2020 for our 2021 peer group.
Key Actions and Decisions in 2021
In 2021, the Company made a number of important decisions as it relates to our named executive officer compensation program.
Topic	Actions / Decisions
2021 Salary Adjustments	✔
Adjusted the base salaries for Dr. Bodor, Mr. Klaas and Mr. Kenison by 1.5% for their annual merit increase. Additionally, both Dr. Bodor and Mr. Kenison received a base salary increase for their respective promotions in calendar year 2021.

2021 Annual Incentives and Long-Term Incentives	✔
Awarded annual incentives to our named executive officers in the range of 31.5% - 70.0% of target for the partial achievement of corporate and regional objectives where applicable. Although it was clear early in calendar year 2021 that the impact of Brexit and the global pandemic would affect our ability to achieve our annual short term incentive targets, we did not lower targets or otherwise adjust our plan, with the exception of Mr. Klaas’ 2021 annual incentive award, which was increased by 20% to partially offset the unexpected economic impact related to Brexit.

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Topic	Actions / Decisions
✔
Granted our named executive officers 2021 equity awards comprised of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”). In consideration of his promotion to CEO, Dr. Bodor’s equity grants received in 2021 had an aggregate grant date fair value of $2.3 million. Additionally, the equity grant in 2022 is expected to be 50% in the form of performance stock units, 30% in the form of restricted stock units, and 20% in the form of stock options.

Annual Incentive Program Performance Metrics and Design	✔	Continued the use of revenue and adjusted operating income (“AOI”) as our short term incentive bonus metrics.
	✔	Maintained the annual incentive plan maximums for 2021 at 200% of the target incentive award.
PSU Performance Metrics	✔	Continued to measure performance for PSU awards based on the Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index
Benchmarking	✔	Reviewed and approved changes to our compensation peer group.
Key Governance Attributes
Our compensation committee is committed to establishing an executive compensation program that reflects strong corporate governance attributes. The following table summarizes those corporate governance attributes.
Things We Do		Things We Don’t Do
•	“Double-trigger” treatment for cash and accelerated equity vesting upon a change in control	•	No tax gross-ups on perquisites, severance or change in control payments
•	Meaningful stock ownership guidelines for our CEO and executive officers	•	No hedging/pledging of Proto Labs stock by executive officers
•	Requirement that executive officers hold 100% of after-tax shares from option exercises or RSU/PSU vesting until they have achieved their ownership requirement	•	No option repricing without shareholder approval
		•	No excessive or additional perquisites unique to named executive officers
•	Continually review our compensation programs to ensure alignment to our shareholder expectations of driving profitable growth
•	Compensation recoupment (“clawback”) policy
•	Equity award approval policy
•	Independent compensation committee
•	Independent compensation consultant
•	Annual compensation risk assessment
Say-on-Pay Results
The Compensation Committee values the opinions of our shareholders. At our 2021 annual meeting, the say-on- pay proposal received the approval of approximately 97% of the shares voted on the proposal. We considered this result to be an endorsement by our shareholders of our compensation program and maintained the majority of the fundamental features of our 2020 program for 2021. Further, since our Company began holding the say-on- pay vote, our shareholders have been overwhelmingly supportive of our compensation programs, with our Company receiving greater than 90% in each year.
Executive Transitions
Victoria M. Holt, President and Chief Executive Officer of the Company, as well as a member of the Board, retired from her position as President and Chief Executive Officer effective February 28, 2021. Ms. Holt continued to serve on the Board after her transition through her full Board term and retired as a member of the Board in May of 2021. Ms. Holt did not receive any severance or other termination of employment benefits and served the Company as a consultant, in order to assist with the new CEO’s transition, for the period from March 1, 2021 through February 28, 2022. She was paid $5,000 per month as a consulting fee for the transition and she retained her medical plan coverage through the end of the consulting period which was valued at $13,659 in total.
In connection with Ms. Holt’s retirement, the Board appointed Dr. Robert Bodor to the position of President and Chief Executive Officer, effective March 1, 2021. Prior to his appointment, Dr. Bodor served as Vice President/General Manager – Americas. The Board also elected Dr. Bodor as a director of the Board, which was effective upon the assumption of his role as President and Chief Executive Officer.
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Additionally, upon the promotion of Dr. Bodor, the company promoted Michael R. Kenison to Vice President and General Manager – Americas. Prior to his promotion, Mr. Kenison served as the Vice President of America’s Manufacturing. Additional details regarding Ms. Holt’s transition agreement and Dr. Bodor’s employment agreement are set out below.
Finally, Arthur R. Baker III, Chief Technology Officer, will resign from the Company effective April 15, 2022. In accordance with his severance agreement, provided that he executes a release of claims against the company, he will receive a severance package of 12 months of annualized base salary, paid in installments; a pro rata cash incentive payment amount for 2022, paid in a lump sum; our company will pay the employer’s portion of health premiums for Mr. Baker and his dependents for the first 12 months of coverage under COBRA; and a pro rata portion of his unvested equity-based awards scheduled to vest in the year following his termination date will vest immediately.
Executive Compensation Philosophy and Objectives
We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our Company in a dynamic and changing business environment, and that a competitive executive compensation program is essential to that effort. We believe that our executive compensation program should support our short- and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.
Consistent with this philosophy, our executive compensation program incorporates the following key principles and objectives:
•	Focus on total compensation for purpose of understanding the competitiveness of executive officer compensation;
•	Structure the compensation program so as to align the interests of our executive officers with those of our customers, employees, and shareholders;
•	Provide a competitive total compensation opportunity that includes target incentive goals that are reasonably achievable and aligned to long-term objectives;
•	Utilize equity-based awards in a manner designed to motivate long-term Company performance, increase shareholder value and emphasize their long-term retentive function;
•	Recognize and reward the achievement of Company and business unit goals as well as individual performance;
•	Provide compensation commensurate with the level of business performance achieved;
•
Provide greater compensation opportunities for individuals who have the most significant responsibilities and therefore the greatest ability to influence our achievement of strategic and operational objectives;

•	Structure the compensation program so that it is understandable and easily communicated to executives, shareholders and other constituencies;
•	Place increasing emphasis on incentive/variable compensation for positions of increasing responsibility; and
•	Make benefit programs available to executive officers generally consistent with those provided to salaried employees.
Compensation Decisions and Processes
The compensation committee of our board of directors, which consists solely of independent directors, generally has been responsible for overseeing our executive compensation program, including annually reviewing the ongoing compensation arrangements for each of our executive officers, including our CEO, and reporting those arrangements to our board.
Our compensation committee regularly receives and considers input from our CEO regarding the compensation and performance of the other executive officers, including recommendations as to compensation levels that the CEO believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our Company and development/career opportunities, as well as with our compensation philosophy, external market data and considerations of internal equity. With the assistance of our CFO, our CEO also has provided recommendations to the compensation committee regarding the establishment of performance goals for the annual cash incentive plan based on the operating budget approved by our board of directors. Our CEO regularly attends meetings of our compensation committee, except where the CEO’s own compensation is being considered or times when the committee meets in executive session. Our CEO makes no recommendations to the
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compensation committee regarding his or her own compensation. The compensation committee communicates its views and decisions regarding compensation arrangements for our executive officers to our CEO, who generally has been responsible for implementing the arrangements.
In determining executive compensation, our compensation committee reviews and considers a number of factors, including individual and corporate performance, input from our CEO, compensation market data from third party compensation surveys (including Pearl Meyer, our independent compensation consultant), our compensation philosophy and key principles, the pay practices of a set of comparable companies, feedback received from shareholders concerning say-on-pay, and the committee’s collective experience and knowledge. We have used market data primarily as a reference point to assess whether our compensation practices are reasonable, competitive and likely to achieve our objectives, and actually deliver compensation in amounts that are consistent with the compensation committee’s assessment of our Company’s relative performance. As part of these assessments, we assumed that target total compensation levels were likely to be reasonable and competitive if they approximated the market median we calculated from the surveys and other compensation data we utilized which for us generally meant a range between 85% and 115% of the market median. The utilization of a range is largely in recognition of the limitations of the survey data that include companies with limited degrees of comparability to our Company and position titles that may encompass positions with responsibilities that differ to varying degrees from the responsibilities of a similarly titled position within our Company. As a result, we do not establish specific compensation amounts or parameters for any executive officer position based on market data, recognizing that factors unique to each individual will ultimately determine that individual’s compensation, which may not necessarily be within the median range. Our compensation committee approves all awards to our executive officers under our 2012 Long-Term Incentive Plan, as amended to date (the “LTIP”).
Peer Group
In 2020, the compensation committee requested that its independent compensation consultant, Pearl Meyer, review our peer group used for executive compensation. Pearl Meyer used a multi-step process that goes beyond basic financial characteristics to construct a peer group that we believe fits our market position and profile. The compensation committee and our board of directors reviewed information relating to this peer group when establishing base salaries, annual equity awards and target annual incentive compensation for 2021.
Pearl Meyer employed the following robust process to construct the proposed peer group.
•	First, they identified a pool of potential companies that were U.S.-based, publicly-traded, and were classified in the technology or industrials sectors.
•	Second, they screened out companies that were outside of approximately one-third to three times that of Protolabs based on revenue, market capitalization, and employees.
•	Third, they reviewed company business models, fixed asset turnover, and financial growth statistics in selecting companies that have similar characteristics to Protolabs.
This process resulted in a select number of changes as shown below.
2020 Peer Group	Recommended Changes	2021 Peer Group*

3D Systems Corporation
Axon Enterprise, Inc.
Badger Meter, Inc.
Cognex Corporation
ESCO Technologies Inc.
FARO Technologies, Inc.
Helios Technologies, Inc.
Monolithic Power Systems, Inc.
Novanta, Inc.
Power Integrations, Inc.
Raven Industries, Inc.
RBC Bearings Incorporated
Shutterstock, Inc.
SPS Commerce, Inc.
Universal Display Corporation
(-) Exclusions Shutterstock, Inc. (+) Additions Semtech Corporation
3D Systems Corporation
Axon Enterprise, Inc.
Badger Meter, Inc.
Cognex Corporation
ESCO Technologies Inc.
FARO Technologies, Inc.
Helios Technologies, Inc.
Monolithic Power Systems, Inc.
Novanta Inc.
Power Integrations, Inc.
Raven Industries, Inc.
RBC Bearings Incorporated
Semtech Corporation
SPS Commerce, Inc.
Universal Display Corporation

* Some companies were retained that did not meet all screening criteria for year-over-year continuity
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Below is information about the companies in the peer group, as well as the corresponding information for Protolabs that Pearl Meyer referenced when constructing the peer group:
	Annual Revenue(1)	Market Capitalization(1)
25th percentile	$429 million	$1.5 billion
75th percentile	$638 million	$4.9 billion
Protolabs	$460 million	$3.0 billion
(1)
Revenue shown in this table is for the twelve-month period ended as of the most recently disclosed quarter prior to the 2020 meeting at which Pearl Meyer presented the peer group information to the compensation committee. Market Capitalization reflects end of June 2020.

The compensation committee uses data about executive compensation at peer group companies as a tool to assess the reasonableness of the total compensation paid to our executive officers. As discussed above, we do not establish a percentile which any part of our executive’s compensation or any executive’s overall compensation must meet or exceed.
Elements of Executive Compensation
Our executive compensation program historically has been comprised of three primary elements—base salary, annual cash incentive, and equity-based long-term incentives. The primary elements of our compensation program for 2021 were consistent with our 2020 compensation program. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the additional specific purposes of each element as reflected in our 2021 compensation program.
Compensation Component	Form of Compensation	Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to their individual responsibilities, experience and performance
		•	Provide steady cash flow not contingent on short-term variations in Company performance
Annual Incentive	Cash	•	Align compensation with our annual corporate financial performance
		•	Reward achievement of short-term financial objectives
		•	Provide participants with a meaningful total cash compensation opportunity (base salary plus annual incentive)
Long-Term Incentives	Stock Options, Restricted Stock Units and Performance Stock Units	•	Align compensation with our long-term returns to shareholders
		•	Encourage long-term retention
		•	Create a long-term performance focus
		•	Provide executive ownership opportunities
Our compensation committee has not adopted a formal or informal policy for allocating compensation among the various elements, or between cash and non-cash elements or between long- and short-term compensation; however, the committee considers total compensation and then adjusts the mix among each element of compensation based on market comparisons, individual role and performance. As noted earlier, however, we do place greater emphasis on incentive-based and variable forms of compensation for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.
Base Salaries
At the time an executive officer is first hired, his or her base salary generally is established through individual negotiations between us and the executive officer, taking into account judgments as to the executive officer’s qualifications, experience, responsibilities, prior salary history, internal pay equity considerations and market factors.
The compensation committee annually reviews the base salaries of our executive officers near the end of each year and bases any adjustments for the following year on merit and market considerations. Merit-based adjustments primarily reflect an assessment of an individual’s performance. Any market-based adjustments reflect an assessment of the competitive positioning of an individual’s salary with comparable positions in the market based on market data provided to the compensation committee by the compensation consultant and other market surveys the compensation committee might use.
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Salaries were temporarily reduced for a portion of 2020, and returned to normal levels by the end of that year. The annual base salary of each of our named executive officers is set forth in the table below:
Name	2021 Annual Base Salary	2020 Annual Base Salary	Percentage Change from 2020 Annual Base Salary to 2021 Annual Base Salary	Base Pay Percent Reduction from May 1, 2020 to September 30, 2020(6)	Total 2020 Dollar Amount Reduced from May 1, 2020 to September 30, 2020(6)
Robert Bodor (1)	$500,000	$340,717	*	10%	$14,415
Daniel Schumacher (2)	$206,799	$—	*	0%	$—
Arthur R. Baker III	$318,558	$318,558	0%	10%	$13,477
Michael R. Kenison (3)	$340,000	$—	*	0%	$—
Bjoern Klaas	$336,635	$328,440	2%	10%	$13,685
Victoria M. Holt (4)	$108,277	$612,000	*	20%	$51,785
John A. Way (5)	$344,091	$369,685	*	10%	$15,640
*	Percentage change not applicable
(1)
Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas. Dr. Bodor’s 2021 annual base salary represents his annual base salary as CEO.

(2)
Effective December 1, 2021, Mr. Schumacher began serving as Interim CFO. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A. Mr. Schumacher’s 2021 annual base salary represents total salary paid during 2021, including amounts paid in his role as Vice President of Investor Relations and FP&A and Interim CFO.

(3)
Effective July 1, 2021, Mr. Kenison began serving as Vice President/General Manager – Americas. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas. Mr. Kenison’s 2021 annual base salary represents his annual base salary as Vice President/General Manager – Americas.

(4)
On February 4, 2021, Ms. Holt entered into a consulting agreement in connection with Ms. Holt’s retirement as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 annual base salary represents total salary paid during 2021, including amounts paid in her role as CEO and consultant.

(5)	Effective November 30, 2021, Mr. Way resigned from his position as CFO. Mr. Way’s 2021 annual base salary represents total salary paid during 2021.
(6)
In connection with the COVID-19 pandemic, each of our named executive officers elected to voluntarily forego a portion of their base salaries during the period from May 1, 2020 to September 30, 2020. Ms. Holt voluntarily reduced her base salary by 20%. The remaining named executive officers reduced their base salaries by 10%. The amounts shown in the table reflect the total base salaries that would have been paid absent such action.

Annual Incentive Program
All of our named executive officers participate in our annual incentive program. The annual incentive program payouts were a function of two metrics:
•
75% of the annual bonus target was based on annual revenue growth, calculated without regard to foreign currency exchange rates. We refer to this aspect of the annual incentive program as the revenue factor.

•
25% of the annual bonus target was based on budgeted adjusted operating margin. We refer to this aspect of the annual incentive program as the adjusted operating income (“AOI”) factor. For purposes of calculating attainment of the AOI portion of the annual incentives, AOI is defined as operating income before incentive compensation expense, stock-based compensation expense, amortization expense, acquisition expenses and other one-time expenses not indicative of core operations, calculated as a percentage of revenue.

Revenue growth and AOI were selected as the primary financial objectives for determining the 2021 annual incentive payouts because our primary objective continues to be to grow our Company profitably.
The compensation committee approved 2021 revenue and AOI objectives for our Company as a whole and for each of our major geographic business units (the United States, Europe, Middle East and Africa (“EMEA”) and Japan). The inclusion of business unit performance objectives enables us to tailor annual incentive opportunities so as to reward each executive officer for the performance of those portion(s) of our Company for which the officer had the most direct responsibility. The following are the percentage allocations for revenue and AOI across each named executive officer’s target bonus opportunity.
Name	Revenue		AOI
	Consolidated	Geographic Unit	Consolidated
Robert Bodor	100%		100%
Arthur R. Baker III	100%		100%
Michael R. Kenison	35%	65%	100%
Bjoern Klaas	35%	65%	100%
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A target payout expressed as a percentage of annual base salary is established for each named executive officer annually. For 2021, their target payout percentages were as follows:
Name	Target Payout as % of 2021 Salary
Robert Bodor	100%
Arthur R. Baker III	50%
Michael R. Kenison	50%
Bjoern Klaas	50%
The target payout percentages for each named executive officer remained unchanged from the 2020 percentages in light of the compensation committee’s determination that the target percentages from 2020 remained competitive.
The revenue factor of our plan pays out 100% at targeted revenue achievement on a consolidated basis or for each region, as applicable, for each named executive officer. The payout is zero for 2021 revenue below the threshold of 86% attainment of the annual targets for our Company as a whole and each of its business units. The payment is 30% of the annual bonus at the threshold amounts of 90% attainment, and increases in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts up to a maximum of 200%.
The AOI factor is 100% at targeted AOI on a consolidated basis for each named executive officer. For the AOI factor, the payout is zero for 2021. AOI below a specified threshold amount for our Company as a whole, is 40% at the threshold amount, and increases in amounts specified by the compensation committee to the degree that AOI exceeds the threshold amount up to a maximum of 200%. For AOI performance between threshold and target, the payout factor would increase proportionately between 40% and 100%, or about 0.2 percentage points for each basis point in additional AOI, and between target and maximum, the payout factor would increase proportionately between 100% and 200%, or about 0.2 percentage points for each basis point in additional AOI.
The compensation committee may, in its discretion, adjust annual incentive payout amounts on an individual basis. The compensation committee exercised that discretion with regard to Mr. Klaas’ 2021 annual incentive award, increasing it by 20% to partially offset the unexpected economic impact related to Brexit.
The following table summarizes the 2021 thresholds and targets for the revenue factor and the AOI factor approved by the compensation committee and the actual performance during 2021 in terms of both revenue and AOI, as well as the related payout factors:
Objective	2021 Threshold Growth (%)	2021 Threshold Amount ($)	2021 Target Growth (%)	2021 Target Amount ($)	Actual Performance(1)	Final Payout Factor
Consolidated Revenue(2)	0%	$433.0M	9.8%	$480.0M	$447.9M	82.7%
United States Revenue(3)	0%	$344.0M	10.3%	$383.6M	$363.5M	95.6%
EMEA Revenue(4)	0%	$78.0M	9.7%	$86.5M	$73.9M	0.0%
Consolidated Adjusted Operating Income	18.2%	—	21.2%	—	12.9%	0.0%
United States Adjusted Operating Income	30.2%	—	33.2%	—	29.5%	0.0%
EMEA Adjusted Operating Income	18.2%	—	21.2%	—	9.4%	0.0%
(1)
Our actual performance is equal to our 2021 revenue calculated using 2021 budgeted foreign currency exchange rates. Actual AOI performance is listed as adjusted operating margin achieved in 2021. Actual results exclude the impact of Hubs in 2021.

(2)
For consolidated revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 1.5 percentage points for each $1 million in additional consolidated revenue.

(3)
For United States revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 1.8 percentage points for each $1 million in additional United States revenue.

(4)
For EMEA revenue performance between threshold and target, the payout factor would increase proportionately between 30% and 100%, or about 11.1 percentage points for each $1 million in additional EMEA revenue.

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The annual incentive amount paid to each named executive officers in 2021, and the percentage of each named executive officer’s annual incentive target such amounts represent, were as follows:
Name	2021 Actual Incentive Amount ($)	Percent of Annual Incentive Target Achieved (%)
Robert Bodor (1)	$282,062	63%
Daniel Schumacher (2)	$38,465	62%
Arthur R. Baker III	$98,793	62%
Michael R. Kenison (3)	$101,730	70%
Bjoern Klaas (4)	$31,945	32%
Victoria M. Holt (5)	$63,266	62%
John A. Way (6)	$—	0%
(1)
Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas. Dr. Bodor’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(2)
Effective December 1, 2021, Mr. Schumacher began serving as Interim CFO. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A. Mr. Schumacher’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(3)
Effective July 1, 2021, Mr. Kenison began serving as Vice President/General Manager – Americas. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas. Mr. Kenison’s 2021 incentive amount represents the pro-rata portion of his 2021 incentive amount in each role.

(4)	Mr. Klaas’ short term incentive bonus included a 20% discretionary amount in consideration of the unexpected economic impact related to Brexit.
(5)
On February 4, 2021, Ms. Holt entered into a consulting agreement in connection with Ms. Holt’s retirement as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 incentive amount represents the pro-rata portion of her 2021 incentive amount in her role as President and CEO prior to her retirement.

(6)	Effective November 30, 2021, Mr. Way resigned from his position as CFO, and therefore was not eligible for a 2021 annual incentive bonus.
Long-Term Incentive Program
Our compensation committee considers the employee’s total compensation and then adjusts the mix among base salary, annual incentive and long-term incentive based on market comparisons, individual role and performance. Our compensation committee generally has determined the size of individual grants using its collective business judgment and experience, taking into account factors such as the role and responsibility of the individual executive, an evaluation of the expected and actual performance of each executive, internal pay equity considerations and market factors. We generally have not utilized a formulaic approach to determine the size of individual equity awards to our executives. In 2021, the compensation committee has continued to structure the long-term incentive program for our named executive officers to include a mix of stock options, RSUs and PSUs.
In addition to annual equity awards, in certain cases we have granted equity awards in connection with an individual’s initial employment with us, upon promotions or other changes in responsibilities, or in recognition of significant achievements. These additional equity awards are made outside our typical annual grant cycle, and are subject to our equity award approval policy summarized below in “Other Compensation and Equity-Related Policies—Equity Award Approval Policy.”
In accordance with our pay-for-performance philosophy, under which the Company’s under-performance is reflected in the named executive officers’ compensation, the compensation committee determined that none of the PSUs granted in 2018 or 2019 were earned or vested because our Company’s performance was below the financial threshold goals. In addition, all outstanding stock options held by the named executive officers were under water as of December 31, 2021.
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2021 Long-Term Equity-Based Compensation
As noted above, in 2021 the compensation committee awarded stock options, RSUs and PSUs to our named executive officers. Such grants, which were made in 2021 pursuant to the LTIP, were as follows:
Name	Aggregate Grant Date Fair Value of 2021 Equity Awards	Number of RSUs Awarded	Number of Stock Options Awarded	Target Number of PSUs Awarded
Robert Bodor	$2,255,577	7,413	11,842	970
Daniel Schumacher	$400,038	4,833	1,936	—
Arthur R. Baker III	$1,255,527	4,212	3,442	970
Michael R. Kenison	$380,038	2,657	2,943	—
Bjoern Klaas	$714,467	2,365	1,826	624
Victoria M. Holt	$—	—	—	—
John A. Way	$1,364,804	4,433	3,128	1,386
The stock options awarded to our named executive officers have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option granted will vest and becomes exercisable as to 25% of the shares in four annual installments beginning on February 13, 2022 and has a 10-year term. For stock options granted prior to an individual becoming a named executive officer, the vesting date and schedule may differ. Unvested options will immediately become vested and exercisable in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason.
The RSUs awarded to our named executive officers will vest as to 25% of the shares in four annual installments beginning on February 13, 2022. For RSUs granted prior to an individual becoming a named executive officer, the vesting date and schedule may differ. Unvested RSUs will immediately vest in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason. No dividend equivalents are paid on the RSUs.
The PSUs awarded to our named executive officers are expressed in terms of a target number of PSUs (as noted in the table above), with between 0% and 150% of that target number of shares capable of being earned and vesting at the end of the January 1, 2021 to December 31, 2023 performance period depending on our Company’s three-year cumulative TSR performance relative to the Russell 2000 Growth Index. The pay and performance scale for the 2021 PSU grants is as follows:
Relative TSR Percentile	PSU Payout (% of Target)
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or greater	150%
If the Company’s relative TSR is less than 0% over the performance period, the PSU payout is capped at 100% of target. In making the decision to move to relative TSR from our historical practice of measuring organic revenue and adjusted EPS growth, the compensation committee reflected on the difficulty of setting multi-year financial goals, and the potential for misalignment of pay and performance. Further, the compensation committee believes that relative TSR represents a good alignment tool for purpose of compensating management on shareholder return performance. The compensation committee plans to continually evaluate the PSU program in the future to determine the best metrics and structure to motivate and reward management.
The number of PSUs determined to have been earned at the end of the performance period will vest at that time, and each vested PSU will be paid out in one share of our common stock. A PSU award will be forfeited if the award recipient’s employment ends before the scheduled vesting date except in situations involving retirement, disability, a qualifying termination under a severance agreement, death or a change in control. If employment ends due to retirement, disability or a qualifying termination under a severance agreement before the scheduled vesting date, a pro rata portion of the number of PSUs that would have been earned at the end of the performance period if employment had continued will vest on the scheduled vesting date. The pro rata portion will be based on the portion of the performance period that elapsed prior to the date of termination. If employment ends due to an award recipient’s death, a pro rata portion (determined in the same manner) of the target number of PSUs will vest at that time. If a change in control of our Company occurs before the scheduled vesting dates of the award, the
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performance period will be truncated and a pro rata portion of the number of PSUs determined to have been earned during the truncated performance period will vest as of the date of the change in control. The pro rata portion will be based on the portion of original performance period that elapsed prior to the date of the change in control.
PSUs Granted in 2019
In February 2019, the compensation committee awarded PSUs to each of our named executive officers that would be earned and vest based upon achievement of certain organic revenue growth targets and adjusted EPS growth targets set for the three- year performance period from January 1, 2019 to December 31, 2021. For purposes of the PSUs granted in 2019, the Company’s organic revenue for any fiscal year during the performance period is the revenue reported in the Company’s consolidated statements of comprehensive income for that fiscal year as determined under Generally Accepted Accounting Principles (GAAP), adjusted (i) by subtracting (A) the amount of such revenue recognized during that fiscal year that is attributable to each business or entity acquired by the Company during that fiscal year, and (B) an amount equal to the annual revenue in the year of acquisition of each business or entity acquired by the Company in an earlier fiscal year occurring during the performance period. The Company’s adjusted EPS for any fiscal year is the Company’s net income per diluted share as reported in the Company’s consolidated statements of comprehensive income for that fiscal year as determined under GAAP, adjusted to exclude the financial impact during that fiscal year of special items. For these purposes, special items consist of the following as reported and quantified in the Company’s public disclosures: (i) stock-based compensation expense; (ii) amortization expense; (iii) unrealized gains or losses on foreign currency; (iv) costs or expenses and gains or losses associated with an acquisition or divestiture occurring during the performance period; (v) gains or losses attributable to accounting rule changes not in place as of the beginning of performance period; (vi) gains or losses from an “act of God” such fire, flood, etc.; and (vii) severance, retention, integration and asset write-down charges associated with an entity or product line acquired during the performance period.
For purposes of determining the payout level under the PSUs, the revenue payout factor is the percentage specified in the following table that corresponds to the level of organic revenue achieved by the Company during the last fiscal year of the performance period. The EPS payout factor is the percentage specified in the following table that corresponds to adjusted EPS achieved by the Company during the last fiscal year of the performance period. With respect to both the revenue payout factor and the EPS payout factor, if the organic revenue or adjusted EPS achieved by the Company is between performance levels specified in the table, the corresponding payout factor will be determined by linear interpolation. With respect to performance below the threshold specified in the table, the corresponding payout factor is zero:
Performance Level	2021 Organic Revenue	Revenue Payout Factor	2021 Adjusted EPS	EPS Payout Factor
Threshold	$575,837,000	25%	$4.34	25%
Target	$690,000,000	50%	$4.57	50%
Maximum	≥$805,694,000	75%	≥$4.80	75%
Because Company performance was below the threshold for both organic revenue and adjusted EPS, none of the PSUs granted in 2019 were earned by the named executive officers.
Other Executive Benefits
Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms as our other salaried employees. These benefits include medical, dental and vision benefits, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers are also eligible to participate in our 401(k) retirement plan, under which our Company provides a matching contribution in an amount equal to 100% of the first 3% of compensation contributed by a participant and 50% of the next 2% of compensation contributed. We also provide supplemental benefits to our executive officers who are based outside of the United States as part of compensation packages that are intended to be competitive in the respective local markets.
Severance and Change in Control Benefits
We have entered into severance agreements with each of our named executive officers other than Mr. Schumacher. For a summary of the material terms and conditions of our agreements with the named executive officers providing for payments in connection with termination of employment and changes in control of our Company, see “Potential Payments upon Termination or Change in Control.”
The equity award agreements under the LTIP provide for “double trigger” acceleration of exercisability or vesting of equity awards in connection with a change in control, meaning that both a change in control and either a failure to
  | 31

continue, assume or replace outstanding awards or a termination of employment are necessary before acceleration will occur. The compensation committee believes that the double trigger structure avoids an unintended windfall to executives who retain their employment and their equity awards in the event of a friendly change in control, but still provides them appropriate incentives to cooperate in negotiating any change in control in which they believe they could lose their jobs.
Consulting Agreement with Victoria Holt
On February 4, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) in connection with Ms. Holt’s retirement as President and Chief Executive of the Company, effective February 28, 2021, pursuant to which Ms. Holt provided certain consulting services to the Company. Ms. Holt agreed to provide consulting services to the Company as an independent contractor for the period from March 1, 2021 through February 28, 2022, unless terminated earlier in accordance with the terms of the Consulting Agreement. The Consulting Agreement provides that Ms. Holt was entitled to receive compensation of $5,000 per month. Ms. Holt was also allowed to maintain enrollment in the group health plan sponsored by the Company in accordance with the terms and conditions of the Company’s executive retiree medical plan. The Consulting Agreement was terminable with 60 days’ notice by either party for any reason.
New Employment Agreement with Robert Bodor
On January 29, 2021, the Company entered into an executive employment agreement (the “CEO Agreement”) with Robert Bodor, effective as of March 1, 2021. Under the CEO Agreement, Dr. Bodor began serving as President and Chief Executive Officer as of March 1, 2021.
The Company entered into the CEO Agreement with Dr. Bodor in recognition of the need to provide him certain protection as President and Chief Executive Officer should his employment with the Company be involuntarily terminated without cause or terminated by him for good reason before or after a change in control of the Company, as those terms are defined in the CEO Agreement. Dr. Bodor’s employment with the Company is at-will and his employment may be unilaterally terminated by Dr. Bodor or the Company at any time for any reason, subject to the terms of the CEO Agreement.
Pursuant to the CEO Agreement, Dr. Bodor is receiving an initial annual base salary of $500,000 and is eligible for an annual target cash incentive bonus payment equal to 100% of his annual base salary. Dr. Bodor will receive an additional equity grant pursuant to the Company’s 2012 Long-Term Incentive Plan, 50% in the form of stock options and 50% in the form of restricted stock units, with an aggregate fair market value of $1.3 million (as measured on the date of grant and based on the Board’s assessment of the Company's performance against Dr. Bodor’s and the Company's performance objectives). The grant date for this new equity grant was March 1, 2022.. Dr. Bodor will also be eligible for an annual equity grant on terms and conditions that are comparable to those applicable to grants made to other senior executives of the Company.
Dr. Bodor’s severance benefits are summarized under “Potential Payments Upon Termination or Change in Control.”
New Employment Agreement with Daniel Schumacher
On December 1, 2021, the Company entered into a letter employment agreement (the “CFO Agreement”) with Daniel Schumacher. Under the CFO Agreement, Mr. Schumacher will serve as Interim Chief Financial Officer as of December 1, 2021.
The Company entered into the CFO Agreement in connection with Mr. Way’s departure from the Company. Mr. Schumacher is expected to serve as Interim Chief Financial Officer for approximately 6 months.
Pursuant to the CFO Agreement, Mr. Schumacher will receive an annualized base salary of $296,153 and will be eligible for an annual target cash incentive bonus payment of $110,000 for fiscal year 2022. Mr. Schumacher also received an additional equity grant pursuant to the Company’s 2012 Long-Term Incentive Plan, of RSUs valued at $150,000, to be vested in full after one year. The CFO agreement does not provide for severance.
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Other Compensation and Equity-Related Policies
Clawback Policy
In 2014, we adopted an Executive Officer Incentive Compensation Recovery Policy for recovery of incentive compensation from our executive officers under certain circumstances, and in May 2019 we adopted an expanded version of such policy (as expanded, the “Clawback Policy”). The Clawback Policy provides that we will, in all appropriate circumstances as determined by the compensation committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after the adoption of the policy where the compensation committee has determined that either:
(1)	All of the following factors are present:
•	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;
•
The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

•	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.
(2)
There has been misconduct resulting in either a violation of law or of our Company policy that has caused significant financial or reputational harm to our Company and either the executive officer committed the misconduct or failed in his or her responsibility to manage or monitor the applicable conduct or risks.

In the circumstances described in (1) above, we will, to the extent deemed appropriate by the compensation committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation. In the circumstances described in (2) above, we will, to the extent deemed appropriate by our compensation committee, seek to recover or cancel an executive officer’s incentive compensation that was awarded, vested or paid during any fiscal year in which the misconduct occurred.
Executive Stock Ownership Guidelines
In 2014, we adopted stock ownership guidelines applicable to our executive officers, which we updated in 2018. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to own shares of our common stock with a value at least equal to the amount shown below:
•	CEO – Five times annual base salary
•	All other executive officers – One times annual base salary
Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the guidelines. Until an executive officer has achieved compliance with the ownership guidelines, the individual must retain 100% of the “net profit shares” resulting from any option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. For these purposes, “net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the Covered Individual would receive had he or she authorized the Company to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. As of December 31, 2021, all of our named executive officers were either in compliance with the guidelines or within the five-year period to achieve compliance with the guidelines.
Equity Award Approval Policy
Our equity award approval policy permits us to make equity-based awards at any time other than during “blackout periods” provided for in our insider trading policy, which generally run from the eleventh of the month in which each fiscal quarter closes through the end of the second trading day following the public release of our financial results for that quarter. The policy does, however, permit us to approve an award during a blackout period, provided the effective date of the grant and the concurrent pricing of the grant occur on the first trading day after the blackout period ends.
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Other Equity-Related Policies
We prohibit our executive officers from engaging in certain types of transactions in our stock, including short sales, pledges of our stock and other hedging transactions with respect to our stock. This policy is intended to prevent our executive officers from reducing the effect that decreases in the value of our stock have on their financial position. The LTIP requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The LTIP also prohibits re-pricing or exchanging underwater stock options without shareholder approval.
Tax Considerations
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to severance or other payments that are deemed made in connection with a change in control.
Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.
Code Section 162(m) disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO), plus any person who served as CEO or CFO at any time the year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year.
Risk Assessment
On an annual basis our executives, compensation committee, and an outside consultant review our compensation policies and practices to ensure there are no material risks that could have an adverse impact to the organization. The scope of the assessment includes a review of the overall compensation strategy and philosophy, the design of the short-term and long-term incentive plans and the corporate governance of the incentive programs. The annual review confirmed that there is an appropriate balance between the short-term and long-term incentives and that the variable pay targets are aligned to the strategic goals of the organization. The performance measures of revenue and operating income ensure the plan is affordable and the targets are sufficiently aggressive as to incent the organization to grow. The performance goals are aligned to the annual budget and the accelerators for exceeding budget targets are appropriately aggressive. The incentive plans are capped and the accruals are reviewed by the audit committee quarterly. Finally, a Claw-back Policy is in place to protect the organization from any unforeseen circumstances related to ethical conduct of the executives. The conclusion of the review maintains we are confident that our compensation programs are aligned with the interests of our shareholders, the programs reward the organization for delivering on our aggressive growth strategy and we have the appropriate governance in place to mitigate any unforeseen risks.
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The employment agreement for the CEO and CFO, and the consulting agreement for the former CEO are summarized in the Compensation Discussion & Analysis. None of the other NEOs employed as of the end of fiscal year 2021 were parties to employment agreements. The following table summarizes the compensation provided to or earned by our named executive officers during our three most recently completed fiscal years:
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Bodor(5) President and Chief Executive Officer	2021	473,277	1,430,533	825,044	282,062	11,200	3,022,116
	2020	338,658	475,722	153,036	24,900	11,200	1,003,516
	2019	324,492	447,048	153,014	59,941	11,000	995,495
Daniel Schumacher (6) Interim Chief Financial Officer	2021	206,799	316,783	83,255	38,465	7,933	653,235
	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Arthur R. Baker III Chief Technology Officer	2021	318,558	980,427	275,100	98,793	9,096	1,684,974
	2020	317,044	475,722	153,036	19,113	11,200	976,115
	2019	312,312	447,048	153,014	56,133	11,000	979,507
Michael R. Kenison(7) Vice President/General Manager - Americas	2021	291,795	253,478	126,560	101,730	6,745	780,308
	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Bjoern Klaas Vice President and Managing Director - Europe, Middle East and Africa	2021	336,635	568,525	145,942	31,945	14,108	1,097,155
	2020	324,274	317,212	102,010	20,318	15,179	778,993
	2019	322,390	298,066	102,011	112,925	13,863	849,255
Victoria M. Holt(8) Former President and Chief Executive Officer	2021	108,277	—	—	63,266	7,269	178,812
	2020	583,292	2,314,264	425,022	73,440	11,200	3,407,218
	2019	600,000	2,160,169	340,034	215,308	11,000	3,326,511
John A. Way Former Chief Financial Officer	2021	344,091	1,114,800	250,004	—	11,200	1,720,095
	2020	367,985	713,631	229,513	33,272	11,200	1,355,601
	2019	362,436	670,677	229,523	97,748	11,000	1,371,384
(1)
Amounts shown in this column reflect the aggregate grant date fair value of the RSUs and PSUs (at target) granted in 2021, 2020 and 2019 and are computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718), based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2021 and the grant date fair value of the PSUs granted in 2021 if target performance and maximum performance is achieved are as follows:

Name	RSUs	PSUs
		Target	Maximum
Robert Bodor	$1,210,204	$220,329	$330,494
Daniel Schumacher	$316,783	$—	$—
Arthur R. Baker III	$760,098	$220,329	$330,494
Michael R. Kenison	$253,478	$—	$—
Bjoern Klaas	$426,788	$141,737	$212,606
Victoria M. Holt	$—	$—	$—
John A. Way	$799,979	$314,821	$472,232
(2)
Amounts shown in this column represent the grant date fair values computed in accordance with ASC 718 utilizing the assumptions discussed in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2021 contained in our Annual Report on Form 10-K for the year ended December 31, 2021, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(3)	Amounts shown in this column represent amounts earned under our annual incentive program during each respective year and paid early in the following year.
(4)	Amounts shown in this column for all named executive officers for 2021 represent Company contributions to our 401(k) retirement plan, and additional compensation for Mr. Klaas.
(5)	Effective March 1, 2021, Dr. Bodor began serving as President and CEO. Prior to being named CEO, Dr. Bodor served as Vice President/General Manager – Americas.
(6)	Mr. Schumacher began serving as Interim CFO on December 1, 2021. Prior to being named Interim CFO, Mr. Schumacher served as Vice President of Investor Relations and FP&A.
(7)
Mr. Kenison began serving as Vice President/General Manager – Americas on July 1, 2021. Prior to being named Vice President/General Manager – Americas, Mr. Kenison served as Vice President of Manufacturing – Americas.

(8)	Ms. Holt retired as President and CEO, effective February 28, 2021. Ms. Holt’s 2021 salary represents amounts paid in her role as CEO and consultant.
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Grants of Plan-Based Awards
The annual incentive plan, including description of types of equity awards, vesting schedules, performance conditions, and events that would accelerate vesting, for grants made in 2021 is summarized in the CD&A. No dividends or dividend equivalents are paid on RSUs or PSUs. The following table summarizes the grants of plan-based awards made to our named executive officers during the year ended December 31, 2021:
		Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Bodor			$153,815	$473,277	$946,554
	2/16/2021	2/2/2021							3,104			$560,148
	2/16/2021	2/2/2021								2,190	180.46	$175,035
	2/16/2021	2/2/2021				485	970	1,455				$220,329
	3/1/2021	2/2/2021							4,309			$650,056
	3/1/2021	2/2/2021								9,652	150.86	$650,009
Daniel Schumacher			$68,014	$110,000	$170,090
	5/18/2021	5/11/2021							1,748			$166,759
	5/18/2021	5/11/2021								1,936	95.40	$83,255
	12/1/2021	11/5/2021							3,085			$150,024
Arthur R. Baker III			$51,766	$159,279	$318,558
	2/16/2021	2/2/2021							4,212			$760,098
	2/16/2021	2/2/2021								3,442	180.46	$275,100
	2/16/2021	2/2/2021				485	970	1,455				$220,329
Michael R. Kenison			$47,417	$145,898	$291,795
	5/18/2021	5/11/2021							2,657			$253,478
	5/18/2021	5/11/2021								2,943	95.40	$126,560
Bjoern Klaas			$54,703	$168,318	$336,635
	2/16/2021	2/2/2021							2,365			$426,788
	2/16/2021	2/2/2021								1,826	180.46	$145,942
	2/16/2021	2/2/2021				312	624	936				$141,737
Victoria M. Holt			$35,190	$108,277	$216,554
John A. Way			$83,872	$258,069	$516,137
	2/16/2021	2/2/2021							4,433			$799,979
	2/16/2021	2/2/2021								3,128	180.46	$250,004
	2/16/2021	2/2/2021				693	1,386	2,079				$314,821
(1)
In accordance with the terms of our equity grant timing policy, the RSUs, PSUs and stock option grants to our named executive officers identified in the table were granted effective as of the end of the second trading day following the public release of our financial results for the fourth quarter of 2020, even though the compensation committee approved the grants on an earlier date. Mr. Schumacher and Mr. Kenison received grants prior to being named executive officers. Mr. Schumacher received an additional off-cycle grant in connection with his new role.

(2)
As discussed above in “Compensation Discussion and Analysis—Elements of Executive Compensation,” amounts in this column represent an award of PSUs under the LTIP capable of being earned and vesting at the end of a three-year performance period depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipient’s continued employment. The PSU vesting terms in the event of certain terminations of employment or a change in control of our Company are described above in “Elements of Executive Compensation—Long-Term Equity-Based Compensation.” No dividend equivalents are paid on the PSUs.

(3)
Amounts in this column represent awards of RSUs under the LTIP which vest as to 25% of the shares in four annual installments beginning on either February 13, 2022 or May 20, 2022 depending on the grant date. Mr. Schumacher’s December 1, 2021 grant vests as to 100% of the shares on December 1, 2022. Unvested RSUs will immediately vest in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason. No dividend equivalents are paid on the RSUs.

(4)
Amounts in this column represent awards of stock options under the LTIP which vest as to 25% of the shares in four annual installments beginning on February 13, 2022 or May 20, 2022 depending on the grant date. Unvested options will immediately become vested and exercisable in full upon the named executive officer’s death or disability and if, within one year of a change in control, the named executive officer’s employment is terminated without cause or for good reason.

(5)
The actual value to be realized by a named executive officer depends upon the appreciation in value of our stock and the length of time the award is held. No value will be realized with respect to any stock option award if our stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to ASC 718, see Note 13 to our Consolidated Financial Statements for the year ended December 31, 2021 contained in our Annual Report on Form 10-K. The grant date fair value of each RSU award and PSU award (at target) was computed in accordance with ASC 718.

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Outstanding Equity Awards at 2021 Year-End
The following table provides information on each named executive officer’s outstanding equity awards as of December 31, 2021.
	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert Bodor	02/13/14	1,632	—	78.59	02/13/24
	02/09/15	3,998	—	67.15	02/09/25
	02/08/16	5,673	—	57.88	02/08/26
	02/13/17	2,721	907	58.35	02/13/27
	02/12/18	2,253	751	105.75	02/12/28
	02/11/19	1,602	1,602	104.99	02/11/29
	02/10/20	917	2,751	96.72	02/10/30
	02/16/21	—	2,190	180.46	02/16/31
	03/01/21	—	9,652	150.86	03/01/31
						1,286	66,036
						656	33,686
						1,415	72,660
						2,304	118,310
						3,104	159,390
						4,309	221,267
						13,074(3)	671,349
								1,506	$77,333(4)
								970	$49,810(5)
Daniel Schumacher	05/16/18	93	93	117.55	05/16/28
	05/15/19	177	355	106.85	05/15/29
	05/19/20	256	769	117.00	05/20/30
	05/18/21	—	1,936	95.40	05/18/31
						238	12,221
						128	6,573
						309	15,867
						636	32,659
						1,748	89,760
						3,085	158,415
						6,144(6)	315,495
Arthur R. Baker III	05/02/16	1,737	—	60.96	05/02/26
	02/13/17	—	907	58.35	02/13/27
	02/12/18	2,413	805	105.75	02/12/28
	02/11/19	1,602	1,602	104.99	02/11/29
	02/10/20	917	2,751	96.72	02/10/30
	02/16/21	—	3,442	180.46	02/16/31
						1,286	66,036
						703	36,099
						1,415	72,660
						2,304	118,310
						4,212	216,286
						9,920(7)	509,391
								1,506	$77,333(4)
								970	$49,810(5)
Michael R. Kenison	05/16/18	232	233	117.55	05/16/28
	05/15/19	532	1,064	106.85	05/15/29
	05/19/20	520	1,561	117.00	05/20/30
	05/18/21	—	2,943	95.40	05/18/31
						635	32,607
						320	16,432
						927	47,601
						1,289	66,190
						2,657	136,436
						5,828(8)	299,266
  | 37

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bjoern Klaas	02/11/19	1,068	1,068	104.99	02/11/29
	02/10/20	611	1,834	96.72	02/10/30
	02/16/21	—	1,826	180.46	02/16/31
						1,059	54,380
						943	48,423
						1,536	78,874
						2,365	121,443
						5,903(9)	303,120
								1,004	$51,555(4)
								624	$32,042(5)
Victoria M. Holt	02/13/17	7,256	1,814	58.35	02/13/27
	02/12/18	5,363	1,788	105.75	02/12/28
	02/11/19	3,560	1,780	104.99	02/11/29
	02/10/20	2,546	2,547	96.72	02/10/30
						2,571	132,021
						1,561	80,157
						1,572	80,722
						2,133	109,529
						7,837(10)	402,429
								8,367	$429,645(4)
John A. Way	02/08/16	2,837	—	57.88	02/28/22
	02/13/17	5,444	—	58.35	02/28/22
	02/12/18	3,218	—	105.75	02/28/22
	02/11/19	2,403	—	104.99	02/28/22
	02/10/20	1,375	—	96.72	02/28/22
(1)
The February option awards granted prior to 2018 vest as to 20% of the shares subject to each award in five annual installments on February 13 each year. The February option awards granted beginning in 2018 vest as to 25% of the shares subject to each award in four annual installments on February 13 each year. The May option awards vest as to 25% of the shares subject to each award in four annual installments on May 20 each year.

(2)	Based on the $51.35 per share closing price of our common stock on the NYSE on December 31, 2021.
(3)
In the order presented in the table, the RSUs listed vest as to 1,286 shares subject to the units on February 13, 2022, as to 656 shares subject to the units on February 13, 2022, as to 707 shares subject to the units on each of February 13, 2022 and 2023, as to 768 shares subject to the units on each of February 13, 2022, 2023 and 2024, as to 776 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025, and as to 1,077 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025.

(4)
Performance stock units vest on December 31, 2022 depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipients continued employment.

(5)
Performance stock units vest on December 31, 2023 depending on our Company’s three-year cumulative Total Shareholder Return (“TSR”) performance relative to the Russell 2000 Growth Index and the award recipients continued employment.

(6)
In the order presented in the table, the RSUs listed vest as to 238 shares subject to the units on May 20, 2022, as to 128 shares subject to the units on May 20, 2022, as to 154 shares subject to the units on each of May 20, 2022 and 2023, as to 212 shares subject to the units on each of May 20, 2022, 2023 and 2024, as to 437 shares subject to the units on each of May 20, 2022, 2023, 2024 and 2025, and as to 3,085 shares subject to the units on December 1, 2022.

(7)
In the order presented in the table, the RSUs listed vest as to 1,286 shares subject to the units on February 13, 2022, as to 703 shares subject to the units on February 13, 2022, as to 707 shares subject to the units on each of February 13, 2022 and 2023, as to 768 shares subject to the units on each of February 13, 2022, 2023 and 2024, and as to 1,053 shares subject to the units on each of February 13, 2022, 2023, 2024, and 2025.

(8)
In the order presented in the table, the RSUs listed vest as to 635 shares subject to the units on May 20, 2022, as to 320 shares subject to the units on May 20, 2022, as to 463 shares subject to the units on each of May 20, 2022 and 2023, as to 429 shares subject to the units on each of May 20, 2022, 2023 and 2024, and as to 664 shares subject to the units on each of May 20, 2022, 2023, 2024, and 2025.

(9)
In the order presented in the table, the RSUs listed vest as to 1,059 shares subject to the units on each of December 1, 2022, as to 471 shares subject to the units on each of February 13, 2022 and 2023, as to 512 shares subject to the units on each of February 13, 2022, 2023 and 2024, and as to 591 shares subject to the units on each of February 13, 2022, 2023, 2024 and 2025.

(10)
In the order presented in the table, the RSUs listed vest as to 2,571 shares subject to the units on February 13, 2022, as to 1,561 shares subject to the units on February 13, 2022, as to 1,572 shares subject to the units on February 13, 2022, and as to 2,133 shares subject to the units on February 13, 2022.

38 |

Option Exercises and Stock Vested in 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Bodor	—	—	4,279	843,177
Daniel Schumacher	363	30,466	732	66,246
Arthur R. Baker III	7,102	886,116	4,283	766,545
Michael R. Kenison	—	—	2,513	227,427
Bjoern Klaas	—	—	2,043	245,396
Victoria M. Holt	18,910	2,464,531	9,563	1,884,289
John A. Way	—	—	6,373	1,255,800
(1)
The value realized on exercise is calculated as the difference between the closing price of our common stock on the date of exercise as reported by the New York Stock Exchange for the number of shares acquired upon exercise and the applicable option exercise price for those shares.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date as reported by the New York Stock Exchange.
Pension Benefits
We do not offer any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation plans.
Potential Payments upon Termination or Change in Control
Below is a description of the agreements, plans and arrangements that were in effect as of December 31, 2021 providing for payments or benefits to our named executive officers upon termination of employment or in connection with a change in control of our Company.
Robert Bodor Employment Agreement, effective March 1, 2021
Pursuant to our employment agreement with Dr. Bodor, if we voluntarily terminate his employment without “cause” (and other than as a result of his death or disability) or if he resigns for “good reason,” as defined in the employment agreement (a “qualifying termination”), provided that Dr. Bodor complies with certain conditions (including execution of a general waiver and release of claims), then he will be entitled to the benefits summarized below.
If Dr. Bodor’s employment with us terminates during the term of his employment agreement and prior to any change in control (as defined in the employment agreement) or after any 18-month period following a change in control, which we refer to as the “transition period,” and if the termination is a “qualifying termination,” then subject to certain conditions:
•
we will pay Dr. Bodor an amount equal to one times his annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Dr. Bodor an amount equal to one times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due Dr. Bodor and his eligible dependents under COBRA for the first 12 months of COBRA coverage, if timely elected by Dr. Bodor; and
•
if Dr. Bodor has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If Dr. Bodor’s termination date occurs during the term of the employment agreement and within 90 days prior to a change in control, and if the termination is a qualifying termination and Dr. Bodor reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, we will:
•	pay Dr. Bodor an amount equal to two times his annualized base salary, payable in a lump sum;
•	pay Dr. Bodor an amount equal to two times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
  | 39

•	pay our share of premiums due for Dr. Bodor and his eligible dependents for 18 months of coverage under COBRA, if timely elected by Dr. Bodor; and
•	pay Dr. Bodor an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date.
If a change in control occurs during the term of his employment agreement and Dr. Bodor’s termination date occurs upon a change in control during the transition period, and if the termination is a qualifying termination, then, subject certain conditions:
•
we will pay Dr. Bodor an amount equal to two times his annualized base salary in substantially equal installments in accordance with the Company’s regular payroll practices over the 24-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Dr. Bodor an amount equal to two times his target annual cash incentive bonus for the calendar year in which his employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due for Dr. Bodor and his eligible dependents under COBRA for the first 18 months of COBRA coverage, if timely elected by Dr. Bodor; and
•	if Dr. Bodor has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Dr. Bodor’s termination date.
If Dr. Bodor’s employment with us is terminated due to his death or disability, then, in addition to payment of accrued but unpaid salary and benefits, Dr. Bodor (or his estate) will be entitled to receive a pro rata portion of his target annual cash incentive award for the then-current year based on the portion of the year he was employed by us prior to termination.
In the event that the severance pay and other benefits provided for in the CEO Agreement or otherwise payable to Dr. Bodor constitute Section 280G “parachute payments” and would be subject to excise taxes, then such benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise taxes, whichever results in the receipt by Dr. Bodor of the greatest amount of benefits.
Severance Agreements with Other Named Executive Officers
We have entered into severance agreements with each of our other named executive officers except for Dr. Bodor and Mr. Schumacher.
If we voluntarily terminate the employment of any such officer without “cause” (and other than as a result of his death or disability) or if he resigns for “good reason,” as defined in the applicable severance agreement, provided that such officer complies with certain conditions (including execution of a general waiver and release of claims), then he will be entitled to the benefits summarized below.
If such officer’s employment with us terminates at a time other than during the period from the date of a change in control to the 18-month anniversary of the Change in Control (the “transition period”), and if the termination is a qualifying termination, then, subject to certain conditions:
•
we will pay such officer an amount equal to his annualized base salary (the “severance”) in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay such officer a pro rata cash incentive payment amount, payable in a lump sum;
•	we will pay our share of premiums due for such officer and his eligible dependents for the first 12 months of coverage under COBRA (the “COBRA benefit”); and
•
if such officer has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately.

If such officer’s termination date occurs during the transition period, and if the termination is a qualifying termination, then, subject to certain conditions we will pay the severance and COBRA benefits described above, plus:
•
we will pay such officer an amount equal to the sum of (i) his target annual cash incentive payment for the calendar year in which his employment with us terminates plus (ii) a pro rata cash incentive payment amount, payable in a lump sum; and

•	if such officer has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on his termination date.
40 |

If such officer’s termination date occurs within 90 days prior to a change in control, and if the termination is a qualifying termination and he reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control, then, in addition to the compensation he otherwise is entitled to receive in connection with a qualifying termination (not during a transition period), we will:
•	pay such officer an amount equal to his target annual cash incentive payment for the calendar year in which his or her employment with us terminates, payable in a lump sum; and
•	pay such officer an amount equal to the value of any unvested equity-based awards held by him as of the termination date that were forfeited as of the termination date.
In the event that the severance pay and other benefits provided for in the severance agreements constitute Section 280G “parachute payments” and would be subject to excise taxes, then such benefits will be either be delivered in full or delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise taxes, whichever results in the receipt by executive of the greatest amount of benefits.
LTIP
Under the LTIP, upon termination for cause, all unvested awards and all unexercised stock options and SARs will be forfeited. Upon termination due to death or disability, any unvested portion of an award will immediately become vested and exercisable in full and options and SARs will remain exercisable for twelve months after the date of termination. Upon termination for any other reason, the then currently vested and exercisable portion of any option or SAR will remain exercisable for three months after termination (unless the participant dies during that three-month period, in which case the post-termination exercise period will be extended to twelve months).
Any post-termination exercise period may, however, be extended by the compensation committee if the issuance of shares upon such exercise would then violate applicable registration requirements under the Securities Act. Any such post-termination exercise period may not, however, extend beyond the expiration date of any option or SAR. After giving effect to any accelerated vesting as provided above, all unvested and unexercisable portions of outstanding awards will be forfeited in connection with a termination of service.
Under the LTIP, unless otherwise provided in an award agreement, if a change in control, as defined in the LTIP, occurs that involves a sale of all or substantially all of our assets or a merger, consolidation, reorganization or statutory share exchange involving our Company, our board of directors or compensation committee are to take one or more of the following actions with respect to outstanding awards under the LTIP:
•	Arrange for the surviving or successor entity to continue, assume or replace some or all of the outstanding awards under the LTIP.
•
Accelerate the vesting and exercisability of outstanding awards prior to and conditioned upon the occurrence of the event and provide that unexercised options and SARs will be terminated at the effective time of the event.

•
Cancel any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award, less the aggregate exercise price (if any) of the award.

•
Provide that if an award is continued, assumed or replaced in connection with such an event and if within 18 months after the event a participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination.

•	Make certain adjustments to awards as provided in the LTIP.
In the event of a change in control that does not involve a merger, consolidation, reorganization, statutory share exchange or sale of all or substantially all of our Company’s assets, our board of directors or compensation committee, in its discretion, may provide (1) that any outstanding award will become fully vested and exercisable upon the change in control or upon the termination of the participant’s service without cause within 18 months after the change in control, (2) that any outstanding option or SAR will remain exercisable during all or some specified portion of its remaining term, or (3) that any outstanding award will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.
The form of option award agreement approved by the compensation committee for use under the LTIP provides that if, within 12 months of a change in control, an optionee’s employment is involuntarily terminated without cause or the optionee resigns for good reason, and if the option or a replacement thereof then remains outstanding, it will immediately become exercisable in full and remain exercisable for one year following termination.
  | 41

The form of RSU award agreement approved by the compensation committee for use under the LTIP provides that if, within 12 months of a change in control, a participant’s employment is involuntarily terminated without cause or the participant resigns for good reason, and if the award then remains outstanding, any unvested portion of the RSUs or a replacement thereof will immediately become vested.
The form of PSU award agreement approved by the compensation committee for use under the LTIP provides that if a change in control of our Company occurs before the scheduled vesting dates of the award, the performance period will be truncated and a pro rata portion of the number of PSUs determined to have been earned during the truncated performance period will vest as of the date of the change in control. The pro rata portion will be based on the portion of original performance period that elapsed prior to the date of the change in control.
The LTIP provides that in the event any payments or benefits provided under the LTIP taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.
Potential Payments
The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2021. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2021 and all stock options are valued based on the difference between $51.35, the closing price for one share of our common stock on the NYSE on December 31, 2021, and the applicable exercise price.
Name	Termination Without Cause or For Good Reason Not During Transition Period or in Anticipation of Change in Control	Termination Without Cause or For Good Reason Upon a Change in Control or During Transition Period (1)	Termination Without Cause or For Good Reason in Anticipation of Change in Control (2)	Death	Disability	Change in Control Without Termination	Retirement
Robert Bodor
Base Salary Payment	500,000	1,000,000	1,000,000	—	—	—	—
Incentive Payment	473,277	946,554	946,554	473,277	473,277	—	—
Benefits Continuation	5,357	8,036	8,036	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	270,615	671,349	671,349	671,349	671,349	—	270,615
Accelerated PSU Vesting (3)	—	—	—	68,159	—	—	68,159
Daniel Schumacher
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	—	—	—	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
Arthur R. Baker III
Base Salary Payment	318,558	318,558	318,558	—	—	—	—
Incentive Payment	159,279	318,558	318,558	—	—	—	—
Benefits Continuation	4,747	4,747	4,747	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	231,948	509,391	509,391	509,391	509,391	—	—
Accelerated PSU Vesting(3)	—	—	—	68,159	—	—	—
Michael R. Kenison
Base Salary Payment	340,000	340,000	340,000	—	—	—	—
Incentive Payment	145,898	291,795	291,795	—	—	—	—
Benefits Continuation	12,797	12,797	12,797	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	128,940	299,266	299,266	299,266	299,266	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
Bjoern Klaas
Base Salary Payment	336,635	336,635	336,635	—	—	—	—
Incentive Payment	168,318	336,635	336,635	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	135,205	303,120	303,120	303,120	303,120	—	—
Accelerated PSU Vesting(3)	—	—	—	45,051	—	—	—
42 |

Name	Termination Without Cause or For Good Reason Not During Transition Period or in Anticipation of Change in Control	Termination Without Cause or For Good Reason Upon a Change in Control or During Transition Period (1)	Termination Without Cause or For Good Reason in Anticipation of Change in Control (2)	Death	Disability	Change in Control Without Termination	Retirement
Victoria M. Holt
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	108,277	216,554	108,277	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	429,645	—	—	429,645
John A. Way(4)
Base Salary Payment	—	—	—	—	—	—	—
Incentive Payment	—	—	—	—	—	—	—
Benefits Continuation	—	—	—	—	—	—	—
Accelerated Option Vesting	—	—	—	—	—	—	—
Accelerated RSU Vesting	—	—	—	—	—	—	—
Accelerated PSU Vesting(3)	—	—	—	—	—	—	—
(1)
The LTIP provides that, in connection with a change in control, we may, among other actions, (i) arrange for the surviving or successor entity to continue, assume or replace outstanding awards under the LTIP, (ii) accelerate the vesting and exercisability of outstanding awards upon the occurrence of the change in control or (iii) cancel outstanding awards in exchange for payment of the amount of consideration that would have been received in the change in control for the number of shares subject to the award, less the aggregate exercise price (if any) of the award. The amounts shown assume acceleration of all outstanding awards under the LTIP in connection with a change in control.

(2)
Pursuant to agreements between us and each of our named executive officers each such named executive officer is entitled to the payments and benefits summarized above if his or her employment terminates within 90 days prior to a change in control, and if the termination is without cause or for good reason and the executive reasonably demonstrates within 30 days after the change in control that the qualifying termination arose in connection with or in anticipation of the change in control.

(3)
Upon termination of the executive officer’s employment by us without cause or by the executive for good reason or due to retirement or disability, a pro rata portion (based on the portion of the performance period that elapsed prior to the date of termination) of the number of PSUs that would have been earned at the end of the applicable performance periods if employment had continued will vest on the scheduled vesting date. Because the PSU awards are not accelerated under such circumstances, and because the determination regarding the number of outstanding PSUs to be earned cannot be made until after the applicable performance periods end on December 31, 2022 and 2023, no accelerated values for outstanding PSU awards are included in the table columns relating to retirement, disability and without cause and good reason terminations.

Upon a change in control of our Company, the performance period for the PSUs is truncated and a pro rata portion (based on the portion of original performance period that elapsed prior to the date of the change in control) of the number of PSUs determined to have been earned during the truncated performance period vests as of the date of the change in control. The amounts included in the table reflect the PSUs earned assuming the applicable performance periods had ended on December 31, 2021, prorated based on the portion of the original performance periods that had elapsed prior to December 31, 2021.
Upon the executive officer’s death, a pro rata portion of the target number of PSUs vest.
(4)	Mr. Way was not entitled to any severance benefits due to his resignation effective November 30, 2021.
CEO Pay Ratio
We determined that the 2021 annual total compensation of the median of all our employees who were employed as of December 31, 2020, other than our CEO, Robert Bodor, was $49,852; Dr. Bodor’s 2021 annual total compensation was $3,022,116; and the ratio of these amounts was 61-to-1.
For our 2021 CEO pay ratio analysis, we determined that we could use the same median employee that we identified in 2020, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our 2021 pay ratio disclosure. Similarly, there has been no change in our median employee’s circumstances that we reasonably believe would result in a significant change to our 2021 pay ratio disclosure. As of December 31, 2020, our total population consisted of 2,408 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) defined as the aggregation of base salary or regular wages and overtime pay. Further, we annualized salary and wages for individuals not employed for a full year.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
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COMPENSATION COMMITTEE REPORT
The compensation committee assists the board of directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based plans, reviews the compensation of directors, named executive officers and senior management and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this compensation committee report.
In performing its oversight responsibilities, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2022 Annual Meeting of Shareholders.
COMPENSATION COMMITTEE
Rainer Gawlick, Chair
Moonhie Chin
John B. Goodman
COMPENSATION RISK ASSESSMENT
Management and the compensation committee, with the assistance of the compensation consultant, assess the risk of the employee compensation policies and practices, including those that apply to our executive officers. Management has reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.
Management has discussed the findings of the risk assessment with the compensation committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on our Company.
CONFLICT OF INTEREST ANALYSIS
Our compensation committee has considered the relationships that its compensation consultant has had with our Company, the members of the compensation committee and our executive officers, as well as the policies that such compensation consultant has in place to maintain its independence and objectivity, and has determined that the work performed by the compensation consultant has raised no conflicts of interest.
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DIRECTOR COMPENSATION
Our director compensation program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align our non-employee directors’ interests with the long- term interests of our shareholders. Directors who are also our employees receive no additional compensation for serving on our board of directors. The compensation committee periodically reviews the compensation arrangements for our non-employee directors and makes recommendations to our board of directors. In September 2021, the compensation committee, with the advice of its compensation consultant, conducted a review of our director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by our director compensation program as compared to our peer group.
In addition, with assistance from the compensation consultant, in May 2018 the compensation committee revised the non-employee director compensation program to provide the directors with the option to elect whether to receive their annual equity award in the form of restricted stock units or deferred stock units (DSUs). This change was designed to provide flexibility to our directors and to also make our director compensation program more consistent with those of the companies in our peer group.
A summary of our non-employee director compensation program follows:
Annual cash retainer:	$50,000

Additional annual cash retainer for Chairman:	$50,000 ($80,000 in 2022)

Annual cash retainer for committee chairs:	Audit Committee: $20,000 Compensation Committee: $15,000 Nominating and Governance Committee: $10,000

Annual cash retainer for other committee members:	Audit Committee: $8,000 Compensation Committee: $6,000 Nominating and Governance Committee: $4,000

Annual equity award:
$145,000 grant date fair value of restricted stock units or deferred stock units (at the director’s election) which become vested in full on the earlier of the first anniversary of the grant date or the date of the next annual meeting of our shareholders

New director equity award:	Restricted stock units or deferred stock units (at the director’s election) with $145,000 grant date fair value, granted and vested on the date the director is first elected to the board

In addition, a grant of pro-rata portion of the restricted stock units or deferred stock units (at the director’s election) which was granted to directors at the most recent annual meeting of shareholders, which will vest at the following annual meeting of shareholders

Meeting fees:
Generally none, but compensation committee has the discretion to provide for meeting fees if the number of board of directors meetings exceeds eight per year or if the number of meetings of any committee exceeds six per year

We have stock ownership guidelines for our non-employee directors who are not significant shareholders. Each such director is expected to own shares of our common stock with a fair market value of at least five times the amount of the annual board member retainer, and to achieve this ownership level within three years after first joining our board of directors. Until a director has satisfied this ownership guideline, the director may not dispose of any shares of our common stock, except for sales which proceeds will be used to pay the exercise price in connection with an option exercise or to pay applicable income taxes in connection with the vesting, exercise or payout of any equity-based award. For purposes of this guideline, shares subject to an unvested or unexercised equity-based award will be counted as owned shares. All of our directors who are not significant shareholders have met these guidelines.
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Non-Employee Director Compensation for 2021
The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total
Archie C. Black	106,000	145,000	—	251,000
Sujeet Chand	60,000	145,000	—	205,000
Moonhie Chin	54,000	145,000	—	199,000
Rainer Gawlick	73,000	145,000	—	218,000
John B. Goodman(1)	64,000	145,000	—	209,000
Stacy Greiner(2)	6,319	189,716	—	196,035
Donald G. Krantz	50,000	145,000	—	195,000
Sven A. Wehrwein	74,000	145,000	—	219,000
(1)	Mr. Goodman’s term will end on the date of the 2022 Annual Meeting.
(2)	Note that Ms. Greiner was appointed to the Board of Directors on November 15, 2021.
Non-Employee Directors - Outstanding Equity Awards at 2021 Fiscal Year-End
The following table summarizes for each of our non-employee directors the number of shares underlying unexercised option awards, unvested RSUs and DSUs, in each case, outstanding as of December 31, 2021:
Name	Number of Shares Underlying Unexercised Options	Number of Shares Subject to Unvested DSUs	Number of Shares Subject to Unvested RSUs
Archie C. Black	—	1,520	—
Sujeet Chand	—	1,520	—
Moonhie Chin	—	1,520	—
Rainer Gawlick	4,055	1,520	—
John B. Goodman	—	1,520	—
Stacy Greiner	—	767	—
Donald G. Krantz	—	—	1,520
Sven A. Wehrwein	6,055	1,520	—
46 |

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2022, and the board of directors is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the audit committee charter, require our independent registered public accounting firm to be engaged, retained, and supervised by the audit committee, the board of directors considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the board of directors on a significant issue of corporate governance.
If the selection of E&Y as our independent registered public accounting firm for fiscal 2022 is not ratified by our shareholders, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.
Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD, UPON RECOMMENDATION OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

  | 47

AUDIT COMMITTEE REPORT
The following is the report of the audit committee. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021 with our management. In addition, the audit committee has discussed with Ernst & Young LLP, our independent accountants (“E&Y”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee also has received the written disclosures and the letter from E&Y as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with E&Y the independence of E&Y.
Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Each year, the audit committee evaluates the qualifications, performance, tenure and independence of our independent auditor and determines whether to re-engage the current independent auditor. In doing so, the audit committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of our operations and industry. Based on this evaluation, the audit committee has appointed E&Y as independent auditor for the fiscal year ending December 31, 2022. The members of the audit committee and the Board believe that, due to E&Y’s knowledge of our Company and of the industry in which we operate, it is in the best interests of our Company and our shareholders to continue retention of E&Y to serve as our independent auditor. Although the audit committee has the sole authority to appoint the independent auditor, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate practice.
AUDIT COMMITTEE
Sven A. Wehrwein, Chair
Rainer Gawlick
John B. Goodman
48 |

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	Fiscal Year
	2021	2020
Audit Fees	$1,084,610	$1,103,540
Audit-Related Fees	3,459	27,500
Tax Fees	82,172	—
All Other Fees	—	—
Total	$1,170,241	$1,131,040
“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our Annual Report on Form 10-K, audit of our internal control over financial reporting, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.
“Audit-Related Fees” consisted of assurance and related services by E&Y that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”
Pre-approval Policy. The audit committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2021 and 2020, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by E&Y were approved by the audit committee in accordance with SEC requirements.
The audit committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining their independence.
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PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our shareholders to provide advisory approval of the compensation of our named executive officers included in this Proxy Statement, as we have described it above in “Compensation Discussion and Analysis.” While this vote is advisory and nonbinding, the compensation committee will consider the outcome of the vote when making future compensation decisions for our executive officers. We believe our compensation program aligns the interests of our executive officers and shareholders and serves the best interests of our shareholders.
The board of directors recommends that shareholders approve the following advisory resolution:
RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section and the related compensation tables and accompanying footnotes and narratives), is hereby approved.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NONBINDING) RESOLUTION.
50 |

OTHER MATTERS
The board of directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
Proposals of our shareholders that are intended to be presented by such shareholders at our 2023 Annual Meeting of Shareholders and that shareholders desire to have included in our proxy materials related to such Annual Meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time, December 6, 2022, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.
If a shareholder wishes to present a proposal at our 2023 Annual Meeting of Shareholders or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that Annual Meeting, the shareholder must give advance notice to us prior to the deadline for such Annual Meeting determined in accordance with our by-laws. In general, our by-laws provide that such notice should be addressed to the Secretary and be no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances (including a notice of proxy access nomination pursuant to Section 2.17 of our by - laws, which must be received no less than 120 days prior to the first anniversary of this year’s mailing date). For purposes of our 2023 Annual Meeting, such notice must be received no later than February 17, 2023 or, in the case of a notice of proxy access nomination, no later than December 6, 2022. Our by-laws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to our Secretary.
ADDITIONAL INFORMATION
The Notice contains instructions on how to access our proxy materials on the Internet and vote your shares of stock via the Internet and how to request a paper copy of our proxy materials.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, is available on the Investor page of the Company’s Internet site, www.protolabs.com, and will be sent to any shareholder without charge upon written request addressed to:
Chief Financial Officer
Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(763) 479-3680
You may also obtain our Annual Report on Form 10-K via the Internet at the SEC’s Internet site, www.sec.gov.
Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from the Investor page of the Company’s Internet site, www.protolabs.com, and from Daniel Schumacher, our Interim Chief Financial Officer, at the address above. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.
By Order of the Board of Directors

Jason Frankman
Secretary
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proto labs®

PROTO LABS, INC.
ATTN: DANIEL SCHUMACHER
5540 PIONEER CREEK DRIVE
MAPLE PLAIN, MN 55359

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PRLB2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the nominees for director:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Robert Bodor	☐	☐	☐
1b. Archie C. Black	☐	☐	☐
1c. Sujeet Chand	☐	☐	☐
1d. Moonhie Chin	☐	☐	☐
1e. Rainer Gawlick	☐	☐	☐
1f. Stacy Greiner	☐	☐	☐
1g. Donald G. Krantz	☐	☐	☐
1h. Sven A. Wehrwein	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2 and FOR proposal 3.

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2022.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR each of the nominees for director in proposal 1, FOR proposal 2 and FOR proposal 3. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000544513_1 R1.0.0.24

PROTO LABS, INC.
Annual Meeting of Shareholders
May 18, 2022 8:30 AM CDT
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Robert Bodor and Daniel Schumacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Proto Labs, Inc. that the shareholder is entitled to vote at the 2022 Annual Meeting of Shareholders to be held virtually at 8:30 a.m. CDT, on May 18, 2022, at www.virtualshareholdermeeting.com/PRLB2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in proposal 1, FOR proposal 2 and FOR proposal 3. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the 2022 Annual Meeting of Shareholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side

0000544513_2 R1.0.0.24